                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             CHRYSLER CORPORATION
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              (Name of Registrant as Specified in Its Charter)


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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                           CHRYSLER CORPORATION LOGO
                                                                  April 11, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Chrysler Corporation to be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on May 15, 1997, at 9:00 A.M. local time. The matters to be addressed at the meeting and the procedure for obtaining admission tickets are explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     YOUR VOTE IS IMPORTANT TO US. IN ORDER TO EXPEDITE THE VOTING PROCESS, PLEASE PROMPTLY SIGN, DATE, AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING.

     This Proxy Statement and the 1996 Annual Report to Shareholders are also available on the Internet through the Investor Relations section within the Company's World Wide Web site @ http://www.chryslercorp.com.

     I look forward to seeing you at the meeting.

                                          Sincerely,

                                          Robert J. Eaton
                                          Chairman

                              CHRYSLER CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 1997

     The Annual Meeting of Stockholders of Chrysler Corporation (the "Company") will take place at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on May 15, 1997, at 9:00 A.M. local time, for the following purposes:

Item No. 1.    To elect directors (pages 2-6);

Item No. 2.    To appoint independent public accountants for the year 1997
               (page 26);

Item No. 3.    To approve amendments to certain performance-based
               compensation plans (page 26);

Item No. 4.    To approve amendments to the Company's stock compensation
               plan and a related performance plan (page 29);

Item Nos. 5-8  To act upon four stockholder proposals, if they are presented at the meeting (pages 38-42);

and to transact such other business as may properly come before the meeting.

     Holders of record of Chrysler Common Stock at the close of business on March 17, 1997 are entitled to vote at the meeting.

     ADMISSION TICKETS. Attendance is limited to shareholders who owned Chrysler Common Stock at the close of business on March 17, 1997, or their authorized representatives. Admission tickets will be issued in advance of the meeting upon written request addressed to: Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, MI 48326-2766, Attention: Investor Relations, CIMS 485-06-07. If your shares are registered in the name of a broker or other intermediary, please include proof of ownership such as a copy of the voting form sent by your broker.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

April 11, 1997

YOUR VOTE IS IMPORTANT. IN ORDER TO EXPEDITE THE VOTING PROCESS PLEASE PROMPTLY SIGN, DATE, AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING.

                              CHRYSLER CORPORATION
             1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326-2766

                                PROXY STATEMENT

                                                                  April 11, 1997

     The Board of Directors of Chrysler Corporation solicits your proxy in connection with the Annual Meeting of Stockholders on May 15, 1997. The Company began mailing this Proxy Statement and the accompanying proxy/voting instruction card to stockholders on or about April 11, 1997.

     You are entitled to one vote for each share of Chrysler common stock ("Common Stock" or "Shares") that you held of record at the close of business on March 17, 1997. On that date 691,949,009 Shares were outstanding.

     The election of directors and any other matter properly before the meeting will, unless otherwise noted, be decided by a plurality vote, which means that a nominee will be elected or a matter approved if a majority of the votes cast are in favor of such nominee or matter. Abstentions and broker non-votes are not counted in determining whether a nominee is elected or a matter approved, but are counted in the determination of a quorum. Inspectors of election appointed by the Board of Directors will tabulate the votes cast.

     The Board urges you to date, sign and mail your proxy promptly so that your Shares can be voted at the meeting. Your Shares will be voted as you specify on the proxy/voting instruction card. If you do not specify a choice, your Shares will be voted as recommended by the Board of Directors. You may revoke your proxy by voting your Shares in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by the Company before the meeting.

     Your proxy/voting instruction card represents the Shares you hold of record as well as any whole Shares held for you as a participant in the Company's Dividend Reinvestment Plan. The card will also serve as a voting instruction to the trustees under the Company's employee savings, deferred pay and similar plans with respect to any Shares held for the benefit of employees participating in those plans. The trustees will vote Shares for which no instructions are received in the same proportion as the Shares for which instructions are received, excluding any Shares the trustees have been instructed not to vote.

     The Company will bear the cost of this solicitation. Georgeson & Company, Inc. will assist in the solicitation for a fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses. The Company also reimburses brokers and other custodians that hold Common Stock in nominee name for their expenses in forwarding proxy material to beneficial owners. Directors, officers, and employees of the Company may also solicit proxies in person, by telephone, or electronically.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     It is proposed that a board of thirteen directors, which at the time of the meeting will be a full board, be elected at the meeting to serve for the following year and until their successors are elected and qualified. Mr. Malcolm
T. Stamper is retiring from the Board effective at the time of the meeting.

     Unless you specify otherwise, your proxy will be voted for the election of the thirteen nominees named below, each of whom was elected by the shareholders at the last annual meeting. If any nominee becomes unavailable for election, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

                             NOMINEES FOR DIRECTOR

 LILYAN H. AFFINITO       Former Vice Chairman of the Board, Maxxam Group Inc.
        PHOTO
     LILYAN H.            Ms. Affinito served as President and Chief Operations
    AFFINITO, 65          Officer of Maxxam Group Inc. (formerly Simplicity Pattern
 Elected a Director       Co. Inc.) from June 1976 to June 1987 and as Vice Chairman
    June 3, 1982          of the Board from June 1987 until June 1991. Ms. Affinito is a director of Caterpillar Inc., Jostens Inc., Lillian Vernon
                          Corporation, Tambrands Inc., Kmart Corporation, New York
                          Telephone Company and New England Telephone and Telegraph
                          Company (NYNEX telephone subsidiaries). She is a member of the Pension Fund Review and Public and Legal Affairs
                          Committees.

  JAMES D. ALJIAN         Executive, Tracinda Corporation
       PHOTO
      JAMES D.            Mr. Aljian is an executive of Tracinda Corporation, an
     ALJIAN, 64           investment company wholly owned by Kirk Kerkorian, Chrysler
 Elected a Director       Corporation's largest shareholder. He has served Tracinda in
  February 8, 1996        various capacities from 1965-1985 and from 1987 to the
                          present. He served as President of that company from 1979-
                          1982. Mr. Aljian was an executive of Southwest Leasing
                          Corporation from 1985-1987. He is Chairman of the Lincy
                          Foundation, and a director of MGM Grand Inc., and
                          Metro-Goldwyn-Mayer, Inc. Mr. Aljian is a member of the
                          American Institute of Certified Public Accountants and the
                          California Society of Certified Public Accountants. He is a
                          member of the Audit and Pension Fund Review Committees.

  ROBERT E. ALLEN         Chairman of the Board and Chief Executive Officer, AT&T
      PHOTO
     ROBERT E.            Mr. Allen was elected Chairman and Chief Executive Officer
     ALLEN, 62            of AT&T in April 1988. Mr. Allen began his career at Indiana
 Elected a Director       Bell in 1957. Subsequently, he served in officer posts at
  February 3, 1994        Indiana Bell, Bell of Pennsylvania, Illinois Bell, the
                          Chesapeake and Potomac Telephone Companies and AT&T. He was
                          named President and Chief Operating Officer of AT&T in 1986.
                          Mr. Allen is a director of Bristol- Myers Squibb Co. and
                          Pepsico, Inc. He is a member of The Business Council, The
                          Business Roundtable, the US-Japan Business Council, and
                          serves on the Boards of Trustees of the Mayo Foundation and
                          Wabash College. He is a member of the Corporate Governance and Management Resources and Compensation Committees.

 JOSEPH A. CALIFANO       Chairman and President, The National Center on Addiction and
       PHOTO              Substance Abuse at Columbia University (CASA)
     JOSEPH A.
 CALIFANO, JR., 65        Mr. Califano received a law degree from Harvard Law School
 Elected a Director       in 1955 and after service in the Navy he practiced law in
    June 4, 1981          New York City. From April 1961 to July 1965 he served the
                          Department of Defense in various capacities and from July
                          1965 to January 1969 he was Special Assistant for Domestic
                          Affairs to the President of the United States. Mr. Califano
                          engaged in the practice of law from June 1971 to January
                          1977 at which time he was appointed Secretary of Health,
                          Education and Welfare and served in that post until August
                          1979. He practiced law in Washington, D.C. from January 1980 through December 1982. From January 1983 until September
                          1992, he was a senior partner of the law firm Dewey
                          Ballantine. He is a director of Authentic Fitness
                          Corporation, Automatic Data Processing Inc., Health Plan
                          Services, Inc., Kmart Corporation, New York Telephone
                          Company and New England Telephone and Telegraph Company
                          (NYNEX telephone subsidiaries), Travelers Group Inc., and
                          Warnaco Inc. He is a trustee of New York University, The
                          Twentieth Century Fund, The Urban Institute and The American
                          Ditchley Foundation, a governor of New York Hospital,
                          Chairman of the Institute for Social and Economic Policy in
                          the Middle East at Harvard University, and Adjunct Professor
                          of Public Health (Health Policy and Management) at Columbia
                          University Medical School and School of Public Health. He is
                          the author of nine books and numerous articles. He is a
                          member of the Pension Fund Review and Public and Legal
                          Affairs Committees.

 THOMAS G. DENOMME        Vice Chairman of the Board and Chief Administrative Officer
       PHOTO
     THOMAS G.            Mr. Denomme joined the Corporation in September 1980 and was
    DENOMME, 57           elected Vice President -- Corporate Strategic Planning in
 Elected a Director       1981, Executive Vice President -- Corporate Staff Group in
  February 4, 1993        February 1991, Executive Vice President and Chief
                          Administrative Officer in January 1993 and Vice Chairman of
                          the Board and Chief Administrative Officer in October 1994.
                          On February 4, 1993 he was elected a director of Chrysler.
                          He is also a member of the Office of the Chairman. Prior to joining Chrysler, Mr. Denomme held a number of positions at
                          Ford Motor Company, including Director, Marketing Policy and
                          Strategy Office and Director, Sales Operations Planning. He
                          is Chairman of the Board of Trustees of the University of
                          Detroit-Mercy, Chairman of the Michigan Gaming Control
                          Board, Immediate Past Chairman of the Michigan Thanksgiving
                          Parade Foundation, and a Trustee of the Detroit Investment
                          Fund. He is also a director of Pro-Air, Inc., the American
                          Automobile Manufacturers Association, the Congressional
                          Economic Leadership Institute and the Committee For Economic
                          Development.

  ROBERT J. EATON         Chairman of the Board, President and Chief Executive Officer
        PHOTO
     ROBERT J.            Mr. Eaton was elected Vice Chairman of the Board and Chief
     EATON, 57            Operating Officer of the Company, effective March 16, 1992,
 Elected a Director       and became Chairman of the Board and Chief Executive Officer
   March 16, 1992         on January 1, 1993. He became President effective January 1,
                          1997. Mr. Eaton held various executive positions in
                          engineering, manufacturing, product planning, and quality
                          and reliability at General Motors Corporation, which he
                          joined in 1963. He became a Vice President of that company in 1982, a Vice President and Group Executive in 1986, and
                          President of General Motors Europe in 1988. Mr. Eaton is a
                          fellow of the Society of Automotive Engineers and the
                          Engineering Society of Detroit, and a member of the National
                          Academy of Engineering. He is Chairman of Detroit
                          Renaissance and Co-Chairman of the Joint Auto/Supplier
                          Government Action Council, and Secretary/Treasurer of the
                          American Automobile Manufacturers Association. He is a
                          director of International Paper Company, the Economic
                          Strategy Institute, and the U.S./Japan Business Council. He
                          is also a member of the President's Advisory Committee on
                          Trade Policy and Negotiations, The Business Council, The
                          Business Roundtable, and the Council on Competitiveness.

   EARL G. GRAVES         Chairman and Chief Executive Officer, Earl G. Graves Ltd.
       PHOTO
      EARL G.
     GRAVES, 62           Mr. Graves is Chairman and Chief Executive Officer of Earl
 Elected a Director       G. Graves Ltd., a multi-faceted communications company, and
   March 1, 1990          the publisher of BLACK ENTERPRISE magazine. He has served as
                          Chairman and Chief Executive Officer of Pepsi-Cola of
                          Washington, D.C., L.P., a Pepsi-Cola bottling franchise,
                          since 1990. Mr. Graves is also a general partner of Egoli
                          Partners, L.P. (general partner of New Age Beverages, the
                          Pepsi-Cola franchisee in South Africa). He is a director of
                          AMR Corporation, Aetna Life and Casualty Company, Federated
                          Department Stores, Rohm and Haas Corporation, the New York
                          State Urban Development Corporation and New American Schools
                          Development Corporation. Mr. Graves also is a trustee of
                          Howard University and the American Museum of Natural History
                          and Planetarium. Mr. Graves serves as the Vice President of
                          Relationships/Marketing and is on the Executive Board of the
                          National Office of the Boy Scouts of America. He is a member of the Audit and Public and Legal Affairs Committees.

  KENT KRESA PHOTO        Chairman of the Board, President and Chief Executive
        KENT              Officer, Northrop Grumman Corporation
     KRESA, 59
 Elected a Director       Mr. Kresa earned degrees from Massachusetts Institute of
 November 30, 1989        Technology and from 1959 to 1968 was associated with various scientific and defense oriented research organizations and government agencies. He joined Northrop Grumman Corporation, a diversified aerospace manufacturer, in 1975 and after
                          several positions with increased responsibility in the
                          company, Mr. Kresa was elected Chairman, President and Chief
                          Executive Officer of that company in 1990. Mr. Kresa is a
                          member of the Massachusetts Institute of Technology Visiting
                          Committee for the Department of Aeronautics and
                          Astronautics, and a Fellow of the American Institute of
                          Aeronautics and Astronautics. He is the past Chairman of the
                          Board of Governors of the Aerospace Industries Association,
                          and is a director of the John Tracy Clinic for the
                          hearing-impaired and the Atlantic Richfield Company. He
                          serves on the Board of Trustees for the California Institute of Technology, the Board of Directors of the Los Angeles
                          World Affairs Council, and the Board of Governors of the Los
                          Angeles Music Center. He is a member of the Audit and
                          Pension Fund Review Committees.

 ROBERT J. LANIGAN        Chairman Emeritus, Owens-Illinois, Inc.
        PHOTO
     ROBERT J.            Mr. Lanigan joined Owens-Illinois, Inc., a manufacturer of
    LANIGAN, 68           packaging materials, in 1950 and served that company in
 Elected a Director       various executive capacities and as head of a number of
   April 5, 1984          divisions and operations. Mr. Lanigan was elected a Vice
                          President of Owens-Illinois in 1968 and a director in 1974, and became President and Chief Operating Officer of
                          Owens-Illinois in 1982. He served as President and Chief
                          Executive Officer from January to April of 1984, as Chairman of the Board and Chief Executive Officer from April 1984
                          through September 1990, as Chairman from October 1, 1990 to
                          October 15, 1991, and was elected Chairman of the Finance
                          Committee on October 15, 1991. Mr. Lanigan also serves as
                          Chairman Emeritus of Owens-Illinois. He is a director of
                          Owens-Illinois, Inc., Barry- Wehmiller Co., The Dun &
                          Bradstreet Corporation, Sonat Inc., Transocean Offshore
                          Inc., Cognizant Corporation, and The Coleman Company, Inc.
                          He is a member of the Corporate Governance and Management
                          Resources and Compensation Committees.

ROBERT A. LUTZ PHOTO      Vice Chairman
     ROBERT A.
      LUTZ, 65            Mr. Lutz joined Chrysler on June 3, 1986 as an Executive
 Elected a Director       Vice President of Chrysler Motors Corporation, its former
   June 12, 1986          wholly owned automotive manufacturing and sales subsidiary.
                          He was elected a director of Chrysler Corporation on June
                          12, 1986. Mr. Lutz was elected President of Chrysler Motors in 1988, and President of Chrysler Corporation in February
                          1991. He also served as Chief Operating Officer and a member of the Office of the Chairman from January 1, 1993 to
                          January 1, 1997, at which time he was elected a Vice
                          Chairman. Mr. Lutz served as a director of Ford Motor
                          Company from 1982 to 1986, and held several senior executive positions with that company and its subsidiaries from 1974 to 1986. Mr. Lutz was previously employed by General Motors
                          Corporation in Europe and by Bayerische Motorenwerke (BMW)
                          of Germany. He is an executive director of the National
                          Association of Manufacturers and a director of ASCOM
                          Holdings, A.G., Silicon Graphics, Inc., and Northrop Grumman
                          Corporation. He is also a member of the American Highway
                          Users Alliance; the Advisory Board for the University of
                          California, Berkeley, School of Business Administration; the
                          National Advisory Council of the University of Michigan
                          School of Engineering; and the United States Marine Corps
                          University Foundation.

  PETER A. MAGOWAN        Chairman of the Board, Safeway Inc.
       PHOTO
      PETER A.            Mr. Magowan has been employed by Safeway Inc., a supermarket
    MAGOWAN, 55           chain, since 1968 in various management positions, including
 Elected a Director       Store, District, Retail Division and Regional Manager. He
    May 14, 1986          was elected a Vice President of the company in 1973. In
                          1976, he was placed in charge of the company's Canadian and overseas subsidiaries. He was elected a director of Safeway
                          Inc. in 1979, and Chairman of the Board on January 1, 1980.
                          He served as Chief Executive Officer from January 1, 1980
                          until May 1, 1993. He is a director of The Vons Companies,
                          Inc. and Caterpillar Inc. He is also the President and
                          Managing General Partner of the San Francisco Giants. He is
                          a member of the Audit and Corporate Governance Committees.

 JOHN B. NEFF PHOTO       Former Managing Partner, Senior Vice President, Executive
      JOHN B.             Committee Member, Wellington Management Company
      NEFF, 65
 Elected a Director       Mr. Neff held positions of increasing responsibility with
  February 7, 1996        Wellington Management Company from 1963 to his retirement
                          from management duties in 1995, including Portfolio Manager of Windsor and Gemini II Funds, Managing Partner, Senior
                          Vice President and member of the Executive Committee. Mr.
                          Neff continues to provide services to Wellington. He is
                          Chairman of the Investment Board, a member of the Executive
                          Committee and a Charter Trustee of the University of
                          Pennsylvania. He serves as a director of General Accident
                          Insurance and Greenwich Associates, serves on the Board of
                          Governors of the Association for Investment Management and
                          Research and the Board of Trustees of Case Western Reserve
                          University. He is a former Trustee and member of Chartered
                          Financial Analysts, and a member and past President of
                          Financial Analysts of Philadelphia. He is a member of the
                          Pension Fund Review and the Public and Legal Affairs
                          Committees.

  LYNTON R. WILSON        Chairman and Chief Executive Officer, BCE Inc.
        PHOTO
     LYNTON R.            Mr. Wilson received a masters degree from Cornell University
     WILSON, 57           in 1967. He served as Deputy Minister, Ministry of Industry
 Elected a Director       and Tourism, Government of Ontario, Canada from 1978 to
   March 3, 1994          1981. He joined Redpath Industries Limited as President and
                          Chief Executive Officer in 1981 and was elected Chairman of the Board of Redpath in 1988. Mr. Wilson served as
                          Vice-Chairman of the Bank of Nova Scotia in 1989-90. He was
                          elected President and Chief Operating Officer of BCE Inc. in
                          1990, President and Chief Executive Officer of that Company in 1992, Chairman, President and Chief Executive Officer in
                          1993, and Chairman and Chief Executive Officer on May 7,
                          1996. He is also Chairman of the Board of Bell Canada. Mr.
                          Wilson is also a director of Chrysler Canada Ltd., Bell
                          Canada International Inc., BCE Mobile Communications Inc.,
                          Bell-Northern Research Ltd., Northern Telecom Limited,
                          Stelco Inc., Tate & Lyle PLC, Teleglobe Inc. and the C.D.
                          Howe Institute. He also serves as a Governor of the Olympic
                          Trust of Canada, and is a member of the International
                          Council, J. P. Morgan, and the Trilateral Commission. He is
                          a member of the Public and Legal Affairs and the Management
                          Resources and Compensation Committees.

                               BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held 18 meetings in 1996. Each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served. The Board's standing committees, comprised solely of nonemployee directors, provide oversight in key areas as described below. Committee memberships are reviewed annually.

     The Audit Committee recommends the appointment of independent public accountants and reviews their fees for audit and non-audit services and the scope and results of audits performed by them and by the Company's internal auditors. It also reviews the Company's system of internal accounting controls, the effect of significant accounting policies on its financial reporting, the proposed form of its financial statements, and the results of internal audits and compliance programs. The Committee held 6 meetings in 1996.

     The Corporate Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees, and matters involving corporate governance and shareholder relations. The Committee does not solicit director nominations but will consider recommendations from shareholders that are sent to the Secretary of the Company. Under the Company's By-Laws, nominations must be received no less than 60 nor more than 90 days before the annual meeting. (If the meeting date is not disclosed at least 70 days before the meeting, then such recommendations will be considered if received not later than the 10th day following the day on which the meeting date is disclosed.) The Committee held 5 meetings in 1996.

     The Incentive Compensation, Stock Option and Salary Committees (collectively, the "Management Resources and Compensation Committees") meet jointly to review, approve and make recommendations to the Board regarding the Company's executive compensation programs. In particular, the Committees determine salaries, incentive compensation awards, and stock option grants for officers and senior executives, and establish corporate goals under performance-based compensation plans. The Committees held 10 meetings in 1996.

     The Pension Fund Review Committee oversees the investment policies of the Company's funded pension and retirement plans and determines the form and provisions of related trust agreements. The Committee held 4 meetings in 1996.

     The Public and Legal Affairs Committee reviews the Company's practices in areas of public concern, such as consumer affairs, equal opportunity, safety, and the environment and recommends appropriate courses of action with due regard for the Company's civic responsibilities. It also reviews the adequacy, quality, and cost effectiveness of the Company's health care programs. The Committee held 3 meetings in 1996.

COMPENSATION

     The fees currently paid to nonemployee directors are as follows: annual fee for serving as a director, $25,000; fee for each Board meeting attended, $1,000; fee for each other day of service, $2,000; annual fee for serving on a Board committee (Management Resources and Compensation Committees considered as one), $10,000; and an additional annual fee for serving as chairperson of a committee, $2,000. The annual fees are paid in Common Stock in order to more closely align the interests of directors with those of stockholders.

     In addition, nonemployee directors first elected to the Board after December 31, 1995 receive a one-time award of 6,000 stock units upon joining the Board. Each unit represents the right to receive one Share and is credited with dividend equivalents. If such nonemployee director ceases to be a director before the completion of five years of service (other than by reason of death, disability, or retirement at age 72), then all such units will be forfeited. A director who terminates service after the five year vesting period (or by reason of death, disability, or retirement at age 72) may elect to receive either (a) a number of Shares equal to the number of whole restricted stock units granted or credited to him or her and the cash value of any fractional restricted stock units, or (b) an amount in cash equal to (i) the fair market value of a Share on the date of his or her retirement, multiplied by (ii) the number of restricted stock units granted or credited to him or her.

     Nonemployee directors receive options with related stock appreciation rights ("SARs") for 3,000 Shares as of the date of their election or reelection as a director at any annual or special meeting of stockholders. The Company also provides nonemployee directors with product evaluation and lease vehicles, as well as business travel accident insurance coverage in the amount of $250,000.

     In 1996 the Board terminated a director retirement benefit program with respect to current and future nonemployee directors. Under that program, which was established in 1988, a director with five or more years of service receives an annual cash retirement benefit payable for life equal to one hundred percent of the annual retainer in effect at the time the director retires from the Board. A director with less than five years of service receives the same cash benefit, but only for a period equal to the time served as a director.

     Upon termination of such program the then current nonemployee directors agreed to convert their rights under that program into phantom stock units. Each such director's rights were converted into phantom stock units representing the greater of 3,000 Shares and a certain number of Shares determined by dividing
(1) the present value of the benefit that would have been payable to the director under the former program (assuming the earlier of completion of 18 years of service as a director or retirement at no later than age 72, the mandatory retirement age for directors, and based on a discount rate of 8% and assuming annual increases in fees of 5%) by (2) the fair market value of a Share on the date of the 1996 Annual Meeting of Stockholders. Each phantom stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional phantom stock units. At retirement, each such director will receive an amount equal to (a) the fair market value of a Share on the date of his or her retirement, multiplied by (b) the number of phantom stock units granted to him or her on the date of the 1996 Annual Meeting of Stockholders (including those related to reinvested dividend equivalents). Each director may elect to receive such amount in Shares or cash.

     The Board in 1996 also adopted stock ownership guidelines for directors that require each director to own at least 10,000 Shares. A director must achieve his or her ownership target by the later of February 8, 1999 and the third anniversary of his or her election to the Board.

     Nonemployee directors may elect in advance to defer all or a portion of the annual retainer and meeting fees and proceeds in connection with the exercise of options or SARs, whether payable in the form of cash or Shares. Directors may self-direct assets in their deferral accounts among a variety of investments and may receive payment of their deferred compensation in a lump sum or in annual installments not to exceed ten years.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of Shares beneficially owned (as defined by the Securities and Exchange Commission) by the Company's directors and executive officers as of March 31, 1997 (unless otherwise noted):

                                                          SHARES
                                                       BENEFICIALLY
NAME OF BENEFICIAL OWNER                                 OWNED(1)         STOCK OPTIONS(2)    STOCK UNITS(3)
------------------------                               ------------       ----------------    --------------
Lilyan H. Affinito.................................          30,060             16,200            8,434
James D. Aljian....................................          11,982              1,200            6,268
Robert E. Allen....................................          11,066              6,300            6,208
Joseph A. Califano, Jr. ...........................          17,682              9,300            8,184
Thomas G. Denomme..................................          55,490                  0                0
Robert J. Eaton....................................       1,624,738          1,383,820                0
Earl G. Graves.....................................          20,047             18,300            6,208
Kent Kresa.........................................          29,454             18,300            6,216
Robert J. Lanigan..................................          25,030             12,000            6,903
Robert A. Lutz.....................................         751,373            573,068                0
Peter A. Magowan...................................          40,816              9,300            7,996
John B. Neff.......................................          33,944              1,200            6,268
Dennis K. Pawley...................................          62,395                  0                0
Gary C. Valade.....................................         285,911            244,590                0
Lynton R. Wilson...................................          10,658              6,300            6,208
All Directors and Executive Officers, including
  those named above, as a Group....................       6,495,821(4)       4,653,055           68,893

---------------
(1) Unless otherwise indicated, each person has sole investment power and sole voting power with respect to the Shares beneficially owned by such person.

(2) This column lists the number of Shares that can be acquired within sixty days through the exercise of stock options. These Shares are included in the Shares Beneficially Owned column.

(3) Stock Units credited to nonemployee directors as described above.

(4) Less than 1.0% of the Shares outstanding. The number shown includes Shares held as of December 31, 1996 under the Company's dividend reinvestment and savings plans, and 44,990 Shares held by immediate family members (whether or not beneficial ownership has been disclaimed).

     The report on Executive Compensation and the Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Corporation incorporates such report and graph by specific reference.

                        REPORT ON EXECUTIVE COMPENSATION

     The Management Resources and Compensation Committees of the Board of Directors (consisting of the Incentive Compensation Committee, the Stock Option Committee and the Salary Committee) submit the following report to stockholders on the compensation policies applicable to the Corporation's executive officers with respect to compensation reported for the year ended December 31, 1996. The Management Resources and Compensation Committees consist entirely of nonemployee directors.

                            COMPENSATION PHILOSOPHY

     The Committees believe that the Corporation's compensation program is a critical part of the effective management of its key executives. In conjunction with other sound management practices, Chrysler maintains a compensation program which rewards senior management behavior that builds the long-term value of the Corporation. The program is designed to:

        - Establish a comparative framework of companies for pay/performance analysis;

        - Maintain a strong relationship between performance and rewards;

        - Communicate the link between pay and performance;

        - Actively encourage stock ownership; and

        - Balance all compensation elements to create a total pay program based on specific performance goals.

                           STOCK OWNERSHIP GUIDELINES

     In order to more closely align the interests of executives with those of stockholders, the Corporation adopted stock ownership guidelines several years ago which established target levels for ownership of Chrysler Common Stock by officers and senior executives. Those guidelines were increased during 1996 for those individuals (approximately 100) and expanded to include certain other executives eligible to receive annual incentive compensation (approximately
350).

                         EXECUTIVE COMPENSATION PROGRAM

     In response to the Omnibus Budget Reconciliation Act of 1993, the Corporation amended its performance-based compensation plans to be able to qualify compensation paid under those plans to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers for deductibility under Section 162(m) of the Internal Revenue Code. From time to time, however, the Committees may authorize the payment of nondeductible compensation if they determine that such action would be in the best interests of the Corporation. The Committees expect that all amounts earned under those plans for 1996 will be deductible by the Corporation. Incentive compensation earned by a named executive officer for 1996 which, if paid currently, would not be deductible by the Corporation, has been deferred until retirement. The Committees determined that it was appropriate to pay Mr. Eaton a base salary above the limit set by Section 162(m) and forego the deduction for amounts above the limit in order to achieve the underlying objectives of the compensation program described in this Report.

     In addition to base salary, the Corporation's executive compensation program in 1996 included incentive compensation in the form of annual bonuses (short-term incentives), awards of Chrysler Common Stock paid at the end of multi-year performance cycles (medium-term incentives), and grants of stock options exercisable over ten years (long-term incentives). The total amount of compensation paid to executives was determined with reference to a peer group of fifteen Fortune 500 companies which included the Corporation's two principal domestic competitors. Companies were selected on the basis of, among other things, their market capitalization, percentage of revenues derived from the sale of durable goods, use of benchmarking as a management tool, selection by Fortune magazine as one of its "Most Admired" companies, and selection for similar comparative purposes by General Motors Corporation or Ford Motor Company. The Committees believe that the various compensation programs within the peer group fairly represent the types and levels of compensation the Corporation must be prepared to provide in order to attract and retain qualified executives.

BASE SALARY

     The Committees establish base salaries for executive officers annually in relation to base salaries paid within the peer group. In general, base salaries were targeted at levels in the third quartile and adjusted to reflect the increased salary levels within the peer group as determined by an independent consulting firm engaged to assist the Committees. Base salaries may vary from the target based on such factors as responsibility, individual performance, and tenure.

ANNUAL BONUS

     Bonuses are paid in accordance with the formula set forth in the resolution initially approved by the stockholders in 1929 and most recently approved by the stockholders in 1994 (the Stockholders' Resolution). The formula limits the amount permitted to be set aside for incentive compensation under the Stockholders' Resolution in any year to 8% of the amount by which consolidated net earnings exceed $.2222 per share of Chrysler Common Stock. Bonuses are determined by multiplying the executive's target bonus (a percentage of that person's base salary or the average base salary of a class) by the corporate performance level achieved with respect to the goal designated by the Committees from those previously approved by the stockholders.

     The Corporation paid annual bonuses to approximately 1,975 executives based on its 1996 consolidated net earnings, which was the corporate performance goal designated by the Committees at the beginning of 1996. The Committees decided at that time that the attainment of specified levels of net consolidated earnings would correspond to corporate performance levels ranging from 50% to 125%, subject to reduction based on an assessment of the Corporation's 1996 performance in relation to that of its domestic and foreign competitors in the areas of total shareholder return, financial success, and total vehicle quality excellence.

     The Corporation's earnings performance surpassed the 125% level, and its performance in respect of such other areas compared favorably with that of its competitors. Accordingly, the Committees decided to pay annual incentive compensation for 1996 at the corporate performance level of 125%. Only 65% of the total amount available for incentive compensation under the Stockholder's Resolution was paid out in bonuses in respect of the Corporation's performance in 1996.

PERFORMANCE SHARES

     The Committees each year establish a performance cycle of between two and five years and performance goals for that cycle based on long-term corporate objectives. At the commencement of a performance cycle, the Committee awards each eligible executive (officers and a limited number of senior executives) the number of performance stock units in the form of Performance Shares that would be deliverable to each of them at the end of the cycle if the performance goals for that cycle are achieved. The number of Performance Shares awarded at the beginning of a cycle is determined by dividing an amount (expressed as a percentage -- not in excess of 80% -- of the executive's base salary, or the average base salary or midpoint of the salary range of a class of employees, at the time of the award) by the then fair market value of Chrysler Common Stock, without regard to any dividend equivalents that may be paid in connection with such Performance Shares during the cycle. At the end of each cycle, participants may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award for that cycle, as determined by the Committee based on the Corporation's performance in relation to the performance goals.

     Performance Shares were awarded under the performance stock unit provisions of the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") to approximately 90 executives in 1996 for the 1996-1998 performance cycle. They are to be earned out based upon the level of achievement of vehicle quality improvements, the corporate goal established for that cycle. Performance Share awards for the 1995-1996 performance cycle were paid at a corporate performance level of 125%, based on improvements in vehicle quality during the cycle as determined from warranty claims data.

STOCK OPTIONS

     The Corporation may grant stock options and other stock-related incentives under the 1991 Plan adopted by the Board of Directors and approved by the stockholders. The 1991 Plan is intended to provide long-term incentives the ultimate value of which is determined by increases in the price of Chrysler's Common Stock.

     No stock option can be granted at an exercise price of less than 100% of fair market value on the day the option is granted. Each option must be exercised within ten years after the date of grant, unless earlier terminated in connection with termination of employment, and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof.

     Stock options were granted in 1996 to approximately 1,785 officers and executives in amounts which were, in the judgment of the Stock Option Committee, directly related to the level of responsibility of the grantees as compared with their peer group counterparts. The number of options granted to each of the named executive officers was established after determining that the projected value of such options (as derived from the Black Scholes option pricing model), together with Performance Shares granted, would rank in the third quartile of the projected value of all long-term incentive compensation granted to his peer counterparts.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Chrysler Supplemental Executive Retirement Plan provides, among other things, for annual supplemental retirement benefits to officers and senior executives equal to a percentage (not to exceed 6%), determined each year by the Incentive Compensation Committee, of their respective annual bonus and Performance Share awards. Annual retirement benefits based on awards paid for the year ended December 31, 1996, will be paid at the rate of 6% of such awards.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Under Mr. Eaton's leadership as Chief Executive Officer, the Corporation in 1996 returned approximately $3 billion to stockholders in the form of dividends and share repurchases, improved vehicle quality and customer satisfaction, and maintained an "A" level credit rating from all four rating agencies. The Corporation also registered its best retail sales year in history, selling 2,690,340 vehicles at retail in the United States and Canada and increasing sales outside of North America by 19.4% over 1995. Further, by focusing on the fundamentals, the Corporation was able to increase its combined United States and Canadian retail (including fleet) car and truck market share by 1.4 percentage points to 16.1%, even though market share growth was not designated as a corporate objective in 1996.

     In addition, Mr. Eaton worked with the Chrysler management team to maintain a successful product development program, which included introduction of the Chrysler Sebring convertible, Dodge Dakota, Jeep(R)

Wrangler, Jeep(R) Cherokee, and the Dodge Viper GLS Coupe. The Corporation's product excellence was recognized with numerous awards in 1996. The Jeep(R) Wrangler was named Peterson's 4-Wheel & Off-Road 4X4 of the year and the all-new Dodge Dakota won Off-Road Magazine's "Truck of the Year" award, Sport Truck Magazine's "Sport Truck of the Year" award, Four Wheeler magazine's "1997 Pick Up of the Year" honors and Automobile Magazine's "Pick Up Truck of the Year" award. Chrysler minivans were named by Car and Driver among the "Ten Best Cars for 1997." Four Wheeler magazine also named the 1997 Jeep Cherokee as "1997 Four Wheeler of the Year."

     Mr. Eaton also played a key role in the shareholder consultation process that was an essential part of the corporate governance review completed by the Board and reported to shareholders in early 1996. That process -- believed to be unprecedented for a major American corporation -- was well-received by the corporate governance community and reflects the Corporation's commitment to effective governance, value creation, and responsiveness to shareholders.

     Under Mr. Eaton's guidance, the Corporation posted record 1996 pre-tax earnings of $6.1 billion and total revenues of $61.4 billion. Including the 33% dividend increase last year, the Corporation has increased the dividend by a total of 433% since September 1993. Chrysler also achieved its goal of repurchasing $2 billion of Chrysler Common Stock in 1996 and announced plans to repurchase an additional $2 billion during 1997. As of December 31, 1996, the dividend yield on Chrysler Common Stock was 4.8%, which was over twice the dividend yield of the S&P 500 Index. The cumulative total shareholder return on Chrysler Common Stock for the last five years, as shown in the performance graph accompanying this Report, was 551%.

     In recognition of excellent performance in 1996, Forbes magazine named Chrysler "Company of the Year," and Mr. Eaton was named as one of Business Week's "Top 25 Managers of the Year."

     In establishing each of the components of Mr. Eaton's compensation for 1996, the Committees relied on information developed with the assistance of an independent executive compensation consulting firm. The Committees determined that equity-based incentive compensation should constitute a significant portion of Mr. Eaton's total compensation so that the value ultimately realized by Mr. Eaton would depend directly on the long-term performance of the Corporation and would be commensurate with the value realized by stockholders.

     Mr. Eaton's base salary was increased in 1996 to reflect increased salary levels among his peer group counterparts. Consistent with the Corporation's salary policy, following such adjustment Mr. Eaton's base salary ranked in the third quartile for that group.

     Mr. Eaton received an annual bonus, as reported in the Summary Compensation Table, based on the Corporation's performance with respect to consolidated net earnings. Mr. Eaton also earned 56,250 Performance Shares with respect to the 1995-1996 performance cycle based on the Corporation's performance with respect to vehicle quality improvements. In addition, Mr. Eaton was awarded 31,200 Performance Shares to be earned over the 1996-1998 performance cycle. The number of Performance Shares awarded was determined by dividing an amount equal to a certain percentage (established by the Committees) of his base salary by the market price of Chrysler Common Stock. The Committees also granted to Mr. Eaton options to purchase 650,000 shares of Chrysler Common Stock after determining that the projected value of such options (as derived from the Black-Scholes option pricing model), together with Performance Shares awarded to Mr. Eaton, would rank in the third quartile of the projected value of all long-term compensation granted to his peer group counterparts.

                                   CONCLUSION

     Under the Corporation's executive compensation program, the total compensation ultimately attainable by executive officers depends to a significant degree on consistent achievement of corporate objectives established by the Management Resources and Compensation Committees to enhance stockholder value. For example, over 85% of the total compensation (excluding option grants) paid in 1996 under this program to the executive officers named in the Summary Compensation Table is directly related to the achievement of corporate performance objectives, including profitability and increases in share price. Including option grants valued under the Black-Scholes option pricing model, approximately 90% of such compensation consists of elements the ultimate realizable value of which is based on achievement of such objectives and increases in share price.

                                          MANAGEMENT RESOURCES AND
                                          COMPENSATION COMMITTEES

                                          Robert J. Lanigan, Chairperson
                                          Robert E. Allen
                                          Lynton R. Wilson

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on Chrysler Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the common stock of each of General Motors Corporation and Ford Motor Company and the return on the Standard & Poor's 500 Stock Index, assuming an investment of $100 in each of the above at their closing prices on December 31, 1991 and reinvestment of dividends.

                                                                             General Mo-
         Measurement Period             Chrysler Cor-       Ford Motor      tors Corpora-      S&P 500 In-
        (Fiscal Year Covered)              poration          Company             tion              dex
1991                                                100               100               100               100
1992                                                280               159               115               108
1993                                                472               246               201               118
1994                                                444               219               157               120
1995                                                520               237               201               165
1996                                                651               278               219               203

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                          -----------------------
                                                                                            AWARDS       PAYOUTS
                                                    ANNUAL COMPENSATION(1)                ----------    ---------
                                        ----------------------------------------------    SECURITIES
                                                                          OTHER ANNUAL    UNDERLYING      LTIP        ALL OTHER
                                                 SALARY        BONUS      COMPENSATION     OPTIONS/      PAYOUTS     COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR       ($)          ($)          ($)(2)       SARS(#)(3)       ($)          ($)(4)
---------------------------             ----     ------        -----      ------------    ----------     -------     ------------
Robert J. Eaton(5)..................    1996    1,437,500    4,500,000      161,183        696,018      2,018,250       69,000
  Chairman of the Board and             1995    1,212,500    2,360,000      105,006        450,000        434,981       58,200
  Chief Executive Officer               1994    1,063,750    2,200,000       60,424        429,276        966,641       51,060

Robert A. Lutz(5)...................    1996      956,250    2,800,000       94,415        276,210      1,219,920       45,900
  President and                         1995      881,250    1,675,000       64,308        200,000        278,231       42,300
  Chief Operating Officer               1994      808,750    1,600,000       39,319        180,000        869,465       38,820

Thomas G. Denomme...................    1996      631,253    1,800,000       62,480        175,000        771,420       30,300
  Vice Chairman and                     1995      562,500    1,075,000       42,059        140,000        168,506       27,000
  Chief Administrative Officer          1994      496,250    1,000,000       27,942        120,000        470,534       23,820

Gary C. Valade......................    1996      512,500    1,200,000       53,225        140,000        609,960       24,600
  Executive Vice President              1995      456,250      800,000       37,866        130,000        133,238       21,900
  and Chief Financial Officer           1994      387,500      750,000       23,982        120,000        352,901       18,600

Dennis K. Pawley....................    1996      460,003    1,000,000       47,759        110,000        609,960       22,080
  Executive Vice President --           1995      422,500      750,000       33,199        110,000        133,238       20,280
  Manufacturing                         1994      392,500      700,000       21,292         96,000        352,901       18,840

---------------
(1) The table presents information about the compensation of the Company's Chief Executive Officer and its next four most highly compensated executive officers serving at the end of 1996. Compensation deferred at the election of an executive is included in the year earned.

(2) The amounts for 1996 are dividend equivalents paid in respect of awards of shares of Common Stock ("Performance Shares") under the Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan") and tax payment reimbursements.

(3) Awards for 1995 and 1994 have been adjusted to reflect a 2-for-1 stock split in 1996 in the form of a 100% stock dividend.

(4) The amounts for 1996 are matching contributions by the Company under its employee savings plans. Not included are amounts associated with the funding of retirement benefits, which are described below under the heading "Pension Plan Table".

(5) On January 1, 1997 Mr. Eaton assumed the additional position of President, and Mr. Lutz became a Vice Chairman of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                        ----------------------------------------------------
                                        NUMBER OF     PERCENT OF
                                        SECURITIES      TOTAL
                                        UNDERLYING     OPTIONS
                                         OPTIONS      GRANTED TO    EXERCISE OR                 GRANT DATE
                                         GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   PRESENT VALUE
                 NAME                   (#)(1)(2)    FISCAL YEAR      ($/SH)         DATE         ($)(3)
                 ----                   ----------   ------------   -----------   ----------   -------------
Robert J. Eaton.......................   650,000        7.05%          28.50       07-10-06      4,459,000
                                          46,018        0.50%          33.13       03-15-02        328,000
Robert A. Lutz........................   265,000        2.87%          28.50       07-10-06      1,818,000
                                           2,591        0.03%          32.69       06-12-01         18,000
                                           8,619        0.09%          32.69       12-04-01         59,000
Thomas G. Denomme.....................   175,000        1.90%          28.50       07-10-06      1,201,000
Gary C. Valade........................   140,000        1.52%          28.50       07-10-06        960,000
Dennis K. Pawley......................   110,000        1.19%          28.50       07-10-06        755,000

---------------
(1) The exercise price of an option is the fair market value of Common Stock on the date of grant. Options have a ten year term and become exercisable over the first three anniversaries from the grant date at the rate of 40%, 70% and 100%, respectively. Optionees may surrender Shares to pay the exercise price and satisfy tax withholding obligations. Options become fully exercisable in the event of a Change in Control (as defined below).

    In the event of a Change in Control, (i) all options (and any stock appreciation rights ("SARs") held by nonemployee directors) will become fully exercisable and vested, (ii) Limited Stock Appreciation Rights ("LSARs") will be exercisable during the 60-day period following the Change in Control, and (iii) any participant terminated by the Company within two years immediately following a Change in Control will be permitted to exercise any option, SAR or LSAR for a period of three months after such termination or until the stated term thereof, whichever is shorter. Upon the exercise of a LSAR, the holder is entitled to receive an amount equal to (i) the Change in Control Stock Appreciation (as defined below) times (ii) the number of Shares in respect of which such LSAR shall have been exercised.

    A Change in Control is deemed to have occurred if (i) any person becomes the owner of 20% or more of the combined voting power of the Company's then outstanding securities (unless the 20% threshold is crossed due to an acquisition of securities directly from the Company); (ii) during any two-year period the majority of the membership of the Board, subject to certain conditions, ceases for any reason to constitute a majority of the Board; (iii) the stockholders approve a merger of the Company with any other corporation (other than a merger which would result in the voting securities of the Company continuing to represent, in combination with voting securities held by any employee benefit plan of the Company, at least 80% of the combined voting power of the Company or the surviving entity outstanding immediately after such merger); or (iv) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale of substantially all its assets. The Change in Control Stock Appreciation to be received in settlement of LSARs with respect to any Share will be an amount equal to the excess, if any, of (i) the higher of (x) the market value of such Share on the date the LSAR is exercised or (y) the highest price paid, or its equivalent, for Shares in the transaction constituting the Change in Control or, in the case of a Change in Control resulting from a change in the membership of the Board, the average of the closing price of Shares for the 30-day period prior to such Board Change in Control, over (ii) the price specified in the LSAR on the date of grant or, in the case of a LSAR related to an option, the price specified in the related option.

(2) The grants shown in italics are grants of Reload Options resulting from the exercise of an initial option granted before 1996 which contained a Reload Option feature. Each Reload Option was granted in connection with the exercise of an existing option by surrender of Shares then owned by the option holder in payment of the exercise price of the existing option. A Reload Option may be exercised (i) for the number of Shares shown, (ii) at the fair market value of such Shares on the date of such surrender, (iii) six months after the date of grant and then only for the remaining term of the original option, and (iv) only while the fair market value of Shares is at least 25% higher than on the date of grant of the Reload Option. None of the options granted in 1996 contain a Reload Option feature.

(3) These values were determined under the Black-Scholes option pricing model based on the following assumptions: stock price volatility of 30.72%; interest rate based on the five year Treasury bond rate; exercise in the fifth year; and dividends at the rate in effect on the date of grant. No adjustments were made for nontransferability or risk of forfeiture. The Company's use of this model does not constitute an endorsement or an acknowledgment that such model can accurately determine the value of options or SARs. No assurance can be given that the actual value, if any, realized by an executive upon the exercise of these options will approximate the estimated values established by the Black-Scholes model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                                UNEXERCISED                  IN-THE-MONEY
                                SHARES                          OPTIONS AT                    OPTIONS AT
                              ACQUIRED ON     VALUE         FISCAL YEAR-END (#)           FISCAL YEAR-END($)
                               EXERCISE     REALIZED    ---------------------------   ---------------------------
            NAME                  (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------    -----------   -------------   -----------   -------------
Robert J. Eaton.............    180,000     4,438,800    1,383,280      1,077,018     18,481,613      6,249,630
Robert A. Lutz..............    280,000     5,733,020      810,068        450,210     13,377,622      2,716,195
Thomas G. Denomme...........    262,396     2,360,555            0        295,000              0      1,835,200
Gary C. Valade..............     87,800     2,174,475      278,396        254,000      3,000,403      1,626,360
Dennis K. Pawley............    191,200     1,776,216            0        204,800              0      1,322,904

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                             PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                               OR OTHER       NON-STOCK PRICE BASED PLANS
                                                NUMBER OF    PERIOD UNTIL    ------------------------------
                                                 SHARES       MATURATION     THRESHOLD    TARGET    MAXIMUM
                    NAME                         (#)(1)      OR PAYOUT(2)       (#)        (#)        (#)
                    ----                        ---------    ------------    ---------    ------    -------
Robert J. Eaton.............................     31,200         3 yrs         15,600      31,200    39,000
Robert A. Lutz..............................     17,000         3 yrs          8,500      17,000    21,250
Thomas G. Denomme...........................     11,400         3 yrs          5,700      11,400    14,250
Gary C. Valade..............................      8,000         3 yrs          4,000       8,000    10,000
Dennis K. Pawley............................      8,000         3 yrs          4,000       8,000    10,000

---------------
(1) These awards reflect the number of Performance Shares payable to each of the named executive officers at the end of the 1996-1998 performance cycle depending on the level of achievement ultimately attained by the Company with respect to the corporate goal established for the cycle. A target award (expressed as a percentage of salary) was established for each officer, and each may earn nothing, or a number of Performance Shares ranging from a set minimum to a maximum of 125% of the target award, based on the Company's earnings, the performance goal established for the cycle. Each officer is entitled to receive amounts equal to the cash dividends that would have been paid to him during each cycle if one share of Common Stock for every Performance Share awarded to him had been issued to him at the time of such dividend.

(2) In the event of a Change in Control (as defined above), the performance objectives and any restrictions applicable to outstanding awards will be deemed attained or waived and such awards will be deemed fully vested.

                               PENSION PLAN TABLE

     The Company's executive officers receive benefits based on years of service and salary under the tax-qualified Chrysler Salaried Employees' Retirement Plan (the "Retirement Plan"). Any portion of such benefits not payable under the Retirement Plan due to limitations imposed by the Internal Revenue Code are payable under the nonqualified Chrysler Supplemental Executive Retirement Plan (the "Supplemental Plan"). The following table shows the aggregate annual benefits (including 50% of estimated primary Social Security benefits), based on years of service and salary, that would be payable under the Retirement Plan and the Supplemental Plan to executive officers currently retiring at age 65, assuming they contribute continuously to the Plans after age 35 when eligible.

                                               ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED(2)
ASSUMED FINAL AVERAGE                   ---------------------------------------------------------------
  ANNUAL SALARY(1)                         10         15         20         25         30         35
---------------------                   --------   --------   --------   --------   --------   --------
    $  200,000                            45,000     67,500     90,000    110,000    124,000    124,000
       400,000                            90,000    135,000    180,000    220,000    248,000    248,000
       600,000                           135,000    202,500    270,000    330,000    372,000    372,000
       800,000                           180,000    270,000    360,000    440,000    496,000    496,000
     1,000,000                           225,000    337,500    450,000    550,000    620,000    620,000
     1,200,000                           270,000    405,000    540,000    660,000    744,000    744,000
     1,400,000                           315,000    472,500    630,000    770,000    868,000    868,000
     1,600,000                           360,000    540,000    720,000    880,000    992,000    992,000

---------------
(1) Salary is averaged over the consecutive five-year period during which salary was highest in the 15 years immediately preceding retirement. The salaries of the Company's five highest paid executive officers are shown in the Summary Compensation Table.

(2) Except for primary Social Security benefits, annual benefits are payable for the lifetime of the retiree with a guaranteed payment period of 10 years. If expressed as straight life annuity amounts the annual benefits would be higher in amounts varying from approximately 5% to 8%.

     As of February 28, 1997, the executives named in the Summary Compensation Table had accrued the following years of service under the Retirement Plan and the Supplemental Plan: Mr. Eaton, 10 years, consisting of 5 years of service under the Retirement Plan and the remainder as additional years of service granted to him under the Supplemental Plan at the time he joined the Company; Mr. Lutz, 15 9/12 years, consisting of 10 9/12 years of service under the Retirement Plan and the remainder as additional years of service granted under the Supplemental Plan; Mr. Denomme, 16 6/12 years of service under the Retirement Plan; Mr. Valade, 19 4/12 years of service under the Retirement Plan; and Mr. Pawley, 7 11/12 years of service under the Retirement Plan.

     In addition to the retirement benefits reflected in the table above, the Supplemental Plan provides other annual retirement benefits based on a percentage of the incentive compensation awards (annual bonus and

Performance Shares) paid to an executive each year. The percentage, which may range from 0 to 6%, is established by the Management Resources and Compensation Committees each year for awards paid that year. If the named executive officers remain with the Company until their retirement at age 65, they could become entitled to receive the following estimated annual retirement benefits under the Supplemental Plan based on such award (the portion accrued to date is shown in parentheses): Mr. Eaton, $1,403,100 ($830,200); Mr. Denomme, $683,800
($434,600); Mr. Valade, $590,200 ($300,500); and Mr. Pawley, $463,300
($247,900). Mr. Lutz is eligible to retire under the Supplemental Plan now with an accrued annual retirement benefit of $651,800. He will continue to accrue benefits until he retires. These estimates were computed based on the following assumptions for each executive through age 65: (a) annual base salary increases of 6%, (b) annual incentive compensation equal to 120% of annual base salary; and (c) a 3% factor applied to incentive compensation. The nonaccrued amounts in the annual retirement benefit estimates shown above will change in proportion to percentage differences between actual award levels through age 65 and the assumed levels set forth in (b) and (c) above.

     The Company purchased annuities in 1996 to satisfy its obligations as of December 31, 1996 under the Supplemental Plan with respect to the accrued retirement benefits of approximately 1,250 current, retired and former employees. The annuities, which were purchased with funds from a trust previously established to pay such benefits, are structured to provide annuitants the same benefit amounts they would have realized on an after-tax basis had they received payments under the Supplemental Plan. Although annuity payments will not begin until the annuitant retires (or satisfies other Plan requirements relating to age and years of service, death or disability), the purchase price of the annuity is considered to be imputed income and is immediately taxable under IRS regulations. The Company paid the taxes associated with both the annuity purchase and the additional taxes associated with payment of such taxes. The following tax payments were made in respect of annuities provided to the named executive officers: Mr. Eaton, $4,048,068; Mr. Lutz, $4,232,340; Mr. Denomme, $2,441,794; Mr. Valade, $1,537,395; and Mr. Pawley,
$1,161,377. The Company is generally entitled to the benefit of an immediate tax deduction in respect of the annuity premiums and tax payments.

     In the event of a Change of Control (as defined in the Supplemental Plan), Messrs. Eaton, Denomme and Valade, will be deemed to be eligible for special early retirement. As of December 31, 1996, none of Messrs. Eaton, Denomme or Valade would be eligible for early retirement under the Plan based on his age and years of credited service.

                    EMPLOYMENT AND TERMINATION ARRANGEMENTS

     The Company entered into Employment Agreements in 1995 (each, an "Employment Agreement") with each of Robert J. Eaton, Robert A. Lutz, Thomas G. Denomme and Gary C. Valade (each, an "Executive"). Except in the case of Mr. Lutz, each Employment Agreement has an initial three year term commencing on June 1, 1995, is automatically extended for successive periods of one year each unless either party gives at least 90 days' written notice to the other of its intention not to renew, and will expire on the last day of the month in which the Executive attains age 65, or in the event of the Executive's disability. The term of

Mr. Lutz's Employment Agreement expired at the end of February, 1997, the month in which he attained age 65. The Board waived the Company's retirement policy and elected Mr. Lutz a Vice Chairman, enabling him to continue as an employee beyond age 65. The Employment Agreements each contain a noncompetition provision which precludes each Executive from voluntarily terminating his employment without "Good Reason" and thereafter working for a competitor for at least one year.

     In the event the Company terminates an Executive's employment without Cause (as defined in each Employment Agreement), or an Executive terminates his employment for Good Reason (as defined in each Employment Agreement), such Executive will be entitled to receive all salary earned or other compensation due and payable under the Company's plans, policies or agreements and a lump sum severance benefit generally equal to two times the sum of the Executive's current annual base salary and the average of the bonuses payable to the Executive for the three calendar years preceding his termination.

     Included among the events giving rise to the Executive's right to terminate his employment for "Good Reason" are a material adverse reduction in his responsibilities and, with a limited exception, a reduction in his base salary or annual bonus opportunity.

     The Company also entered into severance agreements with the Executives and Mr. Pawley that provide each such officer a predetermined level of severance benefits if his employment is terminated involuntarily or constructively in connection with a change of control.

     These agreements require each officer who is then still actively employed generally to commit to remain employed by the Company for the period commencing upon a "Potential Change of Control" and ending not earlier than two months following an actual "Change of Control" or, if earlier, the first anniversary of the occurrence of a Potential Change of Control or the date the Board determines that no Change of Control is likely to occur. For purposes of these agreements, the definition of a Change of Control will generally be the same as that contained in the 1991 Plan (as described above), and the definition of a Potential Change of Control will include the occurrence of certain events, such as the commencement of certain tender offers, the execution of a merger or similar agreement or the commencement of a proxy contest relating to the election of directors, that would, if the proposed action were effected, result in a Change of Control.

     Under these agreements, the Company commits to preserve each officer's existing position, compensation and benefits during such continued period of employment or, if earlier, until the second anniversary of an actual Change of Control. If these agreements become effective, the Employment Agreements described above will be suspended, subject to reinstatement if these severance agreements cease to be effective due to the fact that no Change of Control has occurred. If the Company terminates the employment of any such officer without Cause after the agreement becomes effective, or the officer terminates his employment after a Change of Control for "Good Reason" (e.g., a reduction in his duties or responsibilities, a reduction in his compensation or level of benefits occurring after the agreement becomes effective), the officer will receive a single lump sum severance payment equal to three times, in the case of Messrs. Eaton, Lutz, Denomme and Valade, and two times, in the case of Mr. Pawley, the sum of the officer's annual base salary and an amount equal to the average of the bonuses payable to the officer over a three year period preceding the officer's date of termination. An officer who receives such severance benefits will also receive certain other payments and benefits, intended to compensate the officer for other benefits foregone or lost due to such termination.

     In the event that the payments made to the officer under the agreement result in the officer being subject to the excise tax on certain "excess parachute payments" payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will also pay such officer an additional amount such that the officer receives the same net after-tax benefit as the officer would have received had no excise tax been applicable. If such additional payments are required, the Company will not be able to deduct such additional payments for Federal income tax purposes and will also be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company has been advised that the following persons beneficially owned more than 5% of the Common Stock outstanding as of December 31, 1996:

                                                               NUMBER OF SHARES    PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY OWNED   OF CLASS
                      ----------------                        ------------------   --------
Kirk Kerkorian(1)...........................................      96,496,992        13.73%
Tracinda Corporation
4835 Koval Lane
Las Vegas, NV 89109

FMR Corp.(2)................................................      49,419,734         6.83%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP(3).......................      38,582,782         5.41%
75 State Street
Boston, MA 02109

---------------
(1) Based on Amendment No. 34 to a Schedule 13D dated January 23, 1997 filed by Mr. Kerkorian and Tracinda Corporation, a Nevada corporation wholly-owned by Mr. Kerkorian. On February 8, 1996, the Company entered into a five-year standstill agreement with Mr. Kerkorian and Tracinda Corporation under which they have agreed (i) not to increase their beneficial ownership of voting securities outstanding at any time during the term of the agreement ("Voting Securities") beyond 13.75%, (ii) to sell shares of Voting Securities pro rata, as required, in order not to exceed such percentage as a result of Chrysler repurchases of Voting Securities, (iii) to vote their shares of Voting Securities on all matters submitted to shareholders for vote or consent in the same proportion as such shares are voted by other shareholders not affiliated with them, (iv) to not solicit proxies or enter into any activity aimed at a change of control of the Company or its Board, and (v) that during the term of the Agreement, so long as Tracinda or Mr. Kerkorian beneficially own more than 5% of the outstanding Voting Securities, the Company's Board of Directors will nominate Mr. James D. Aljian (or a successor) for election at each meeting of stockholders at which directors are to be elected.

(2) Based on a Schedule 13G filing dated February 14, 1997. FMR Corp., through its subsidiaries Fidelity Management & Research Company ("Fidelity"), Fidelity Management Trust Company ("Fidelity Trust"), and Fidelity International Limited ("Fidelity International"), had sole dispositive power over all of the Shares set forth above opposite its name, shared voting power as to none of such Shares, and sole voting power as to 2,639,594 of such Shares. Fidelity is the beneficial owner of 45,479,140 of the above Shares (6.29% of the Shares outstanding), Fidelity Trust is the beneficial owner of 3,545,094 of such Shares (0.49% of the Shares outstanding), and Fidelity International is the beneficial owner of 395,500 of such Shares (0.05% of the Shares outstanding).

(3) Based on a Schedule 13G filing dated January 24, 1997. In its capacity as investment advisor, Wellington may be deemed to beneficially own these Shares. It has shared dispositive power as to all the Shares and shared voting power as to 1,392,400 of the Shares.

                                   ITEM NO. 2

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders appoint the firm of Deloitte & Touche LLP as independent public accountants to audit the Company's books, records and accounts for the year 1997. The firm has offices or associates convenient to most of the Company's facilities and the Board of Directors considers the firm to be well qualified.

     Representatives of Deloitte & Touche LLP expect to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 3

              BOARD OF DIRECTORS PROPOSAL REGARDING AMENDMENTS TO
                  CERTAIN PERFORMANCE-BASED COMPENSATION PLANS

     GENERAL. Under Section 162(m) of the Internal Revenue Code, which was enacted in 1993, a publicly held corporation is generally not entitled to a tax deduction with respect to any fiscal year for compensation in excess of $1 million paid to its Chief Executive Officer or its next four most highly paid executives in office at the end of such year unless it is "qualified performance-based compensation". Qualified performance-based compensation is compensation that is payable solely upon the attainment of one or more performance goals established by a committee of "outside directors" as defined in Section 162(m). Moreover, the material terms of the performance goal(s), including the maximum amount payable to an individual (or the formula for determining that amount) must be approved by the shareholders. Shareholder approval is required every five years if the committee retains the authority to select each year from among several shareholder approved goals or to establish different targets under the same goal.

     In 1994, the shareholders approved amendments to the Company's Incentive Compensation and Long-Term Incentive Plans (the "Plans") in order to preserve the Company's federal income tax deduction for compensation paid under the Plans. Following an analysis of the compensation practices of a peer group of fifteen companies, including the Company's two principal domestic competitors, the Plans were further amended by the Board earlier this year, subject to shareholder approval, to change the individual maximum amount payable in order to maintain a competitive performance-based compensation program. Accordingly, the Board recommends that the shareholders (a) approve these amendments (as described below), and (b) re-approve the list of performance goals originally approved by the shareholders in 1994 so that the Company can continue to claim a tax deduction for compensation paid under the Plans.

     DISCUSSION OF AMENDMENTS AND PERFORMANCE GOALS. As amended, the Plans provide that:

          (i) the maximum amount payable to an employee upon achievement of the corporate performance goal applicable to a given fiscal year under the annual Incentive Compensation Plan, shall not exceed 0.15% of the Company's consolidated net earnings for such year as determined in accordance with the Stockholders' Resolution authorizing the payment of incentive compensation;

          (ii) the maximum amount payable to an employee in Performance Shares upon achievement of the corporate performance goal or goals applicable to performance cycles established after January 1, 1997 under the Long-Term Incentive Plan, shall be determined by multiplying (x) the number of Performance Shares awarded at the beginning of the cycle by (y) the actual performance level (not to exceed 150%) attained at the end of the cycle; and that the number of Performance Shares awarded at the beginning of a cycle shall be determined by dividing an amount (expressed as a percentage -- not to exceed 150% -- of the employee's base salary, or the average base salary or midpoint of the salary range of a class of employees, fixed at the time of the award) by the then fair market price of Common Stock; and

          (iii) the corporate performance goals applicable to the Plans shall be established with respect to one or more of the following: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization.

     DESCRIPTION OF THE PLANS. The Company awards incentive compensation to officers and executives of the Company and its subsidiaries whenever permitted by the formula in the Stockholders' Resolution as then in effect. The formula in the Stockholders' Resolution, as most recently amended by the shareholders in 1994 and as adjusted for the two for one stock split in the form of a 100% stock divided declared by the Board in 1996, provides that awards may be made only for those years in which the consolidated net earnings of the Company and consolidated subsidiaries excluding amounts accrued to recognize postretirement benefit obligations (as reported in the annual report to the stockholders) plus the provision for incentive compensation exceed earnings of $.2222 per share of Chrysler Common Stock on the average number of shares of Common Stock outstanding during the year. The total provision for any year is limited to 8% of such excess. The Board may set aside such total provision or any lesser amount for incentive compensation. Any part of the amount set aside for any year that is not awarded for that year, as well as any amount awarded that is subsequently forfeited, may be carried forward to and awarded in a subsequent year.

     The Company's Incentive Compensation Plan, established by the Board of Directors under authority granted to it by the Stockholders' Resolution, provides that awards be determined annually by the Incentive Compensation Committee (a committee of directors, none of whom may be employees of the Company or eligible to receive an award) and be paid, at its discretion, in cash or in shares of Common Stock or partly in cash and partly in shares of Common Stock. The Incentive Compensation Plan as amended in 1994 with shareholder approval provides that (i) awards can be made in respect one or more of the following corporate performance goals as established by the Incentive Compensation Committee: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization, and (ii) that the maximum amount payable to an employee upon achievement of the corporate performance goal applicable to a given fiscal year can not exceed an amount equal to two hundred percent of the employee's base salary.

     The Incentive Compensation Plan further provides that an award is to be paid to the participant in a lump sum, unless the Incentive Compensation Committee, in its discretion, determines that such award shall be paid in installments. The Incentive Compensation Plan permits a participant to elect to defer receipt of payment of all or any part of an award payable in a lump sum or any installment of an award payable in installments, upon such terms as the Incentive Compensation Committee may prescribe.

     The Board of Directors also established, pursuant to the authority granted to it by the Stockholders' Resolution, a Long-Term Incentive Plan under which awards in Common Stock ("Performance Shares") may be made to officers and a limited number of key executives, to be earned out by the attainment of those corporate performance goals over performance cycles of between two and five years. The Long-Term Incentive Plan as amended in 1994 with shareholder approval provides that (i) one or more of the above performance goals are to be established by the Incentive Compensation Committee for each performance cycle based on long-term corporate objectives, (ii) at the commencement of a performance cycle, the Committee award each plan participant a number of Performance Shares determined by dividing an amount (expressed as a percentage -- not to exceed 80% -- of the participant's base salary, or the average base salary or midpoint of a range of salaries of a class of employees, at the time of the award) by the then fair market price of Common Stock, and (iii) at the end of each cycle a participant may earn up to 125% of his or her Performance Share award for that cycle, as determined by the Incentive Compensation Committee, based on the Company's performance in relation to the performance goals. The value of any Performance Share awards not earned and deliverable at the end of a performance cycle will be returned to the funds available for incentive compensation and may be awarded in a future year.

     The Incentive Compensation Plan and the Long-Term Incentive Plan are both subject to the limitations in the Stockholders' Resolution. The most recent awards under the Long-Term Incentive Plan were for the 1990-1992 performance cycle. Performance Share awards for subsequent performance cycles were made pursuant to the Long-Term Performance Plan established under the Company's 1991 Stock Compensation Plan. The 1991 Plan is not subject to the limitations of the Stockholders' Resolution, but is subject to a separate shareholder approved limitation on the number of shares that may be issued under that Plan.

     Approximately 1,975 executives were eligible to participate in the Incentive Compensation Plan in 1996, and approximately 90 executives were eligible to participate in the Long-Term Incentive Plan in 1996. Those executives would continue to be eligible under the Plans, as amended. If the Incentive Compensation Plan, as amended, had been in effect with respect to fiscal year 1996, then the maximum amount that could have been awarded to a participant under that Plan for 1996 would have been $5.82 million. No awards or payments would have been made under the Long-Term Incentive Plan, since that Plan was not utilized for 1996.

     Under the Incentive Compensation Plan, upon a Change in Control payment will be made of (1) unpaid installments of awards payable in installments, (2) voluntary deferrals of awards, and (3) unpaid awards made for any completed fiscal year, plus accruals for the current year. Subject to the availability of funds set aside under the Stockholders' Resolution or, if less, amounts accrued on the books of the Company to be set aside thereunder with respect to the year in which the Change in Control occurs, each Long-Term Incentive Plan participant will receive a cash payment equal to the Change in Control Value (as defined below) of (1) his or her undelivered Performance Shares for completed performance cycles and (2) a pro rata percentage of his or her Performance Shares for outstanding performance cycles. There are no outstanding performance cycles under the Long-Term Incentive Plan. Subject to the foregoing, each Incentive Compensation Plan participant will also receive a pro rata cash award with respect to the year in which the Change in Control occurs. Change in Control Value means the higher of (1) the average of the high and low prices of Common Stock on the NYSE on the date it is to be valued and (2) the highest price paid for shares of Common Stock in the transaction constituting the Change in Control (or, in the case of a Change in Control resulting from a change in the membership of the Board which does not occur in connection with any other Change in Control, the average of the closing price of the Common Stock for the 30 day period prior to such Board Change in Control).

     The Board of Directors will retain the authority to amend, alter or discontinue the Plans, as amended.

     VOTE REQUIRED FOR APPROVAL. The affirmative vote of a majority of the votes cast is necessary to approve this proposal. If this proposal is not approved by the shareholders, then no amounts will be paid under these Plans in a given taxable year to a person who is then a "covered employee" within the meaning of
Section 162(m) of the Internal Revenue Code to the extent that such person's compensation from the Company for that year exceeds the deduction limit of
Section 162(m).

     YOUR DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   ITEM NO. 4

              BOARD OF DIRECTORS PROPOSAL REGARDING AMENDMENTS TO
             THE CHRYSLER CORPORATION 1991 STOCK COMPENSATION PLAN
                         AND A RELATED PERFORMANCE PLAN

     GENERAL. The Chrysler Corporation 1991 Stock Compensation Plan (the "1991 Plan"), as approved by the stockholders, provides for stock options and other stock related incentives in order to attract and retain executives with the ability to achieve the corporate objectives necessary to increase stockholder value. Such incentives encourage the holder to manage the Company's business in the best interest of stockholders by creating an identity of interest with the stockholders. The Board of Directors has amended the 1991 Plan, subject to shareholder approval, in order to (i) increase the number of shares of Common Stock authorized for issuance by 30 million shares, and (ii) maintain a competitive performance-based compensation program that preserves the Company's federal income tax deduction under Section 162(m) of the Internal Revenue Code.

     AMENDMENT RELATING TO SHARE AUTHORIZATION. In order to maximize the incentive effect of the 1991 Plan and provide competitive compensation, the Stock Option Committee (a committee of nonemployee directors) increased the number of employees eligible for awards and the size of awards beyond the levels contemplated at the time the 1991 Plan was adopted. As a result, the number of shares available for future grants (approximately 11 million shares of the 56 million currently authorized) will not be sufficient to carry out the 1991 Plan's purposes beyond the near term, and therefore the Board recommends that the stockholders approve amending the 1991 Plan to authorize the issuance of an additional 30 million shares (approximately 4.3% of all shares currently outstanding).

     AMENDMENT RELATING TO SECTION 162(M). Under Section 162(m) of the Internal Revenue Code, which was enacted in 1993, a publicly held corporation is generally not entitled to a tax deduction with respect to any fiscal year for compensation in excess of $1 million paid to its Chief Executive Officer or its next four most highly paid executives in office at the end of such year unless it is "qualified performance-based compensation". Qualified performance-based compensation is compensation that is payable solely upon the attainment of one or more performance goals established by a committee of "outside directors" as defined in Section 162(m). Moreover, the material terms of the performance goal(s), including the maximum amount payable to an individual (or the formula for determining that amount) must be approved by the shareholders. Shareholder approval is required every five years if the committee retains the authority to select each year from among several shareholder approved goals or to establish different targets under the same goal.

     In 1994, the shareholders approved amendments to the 1991 Plan in order to preserve the Company's federal income tax deduction in respect of stock options grants and performance stock units paid out in Common Stock ("Performance Shares"). (The terms and conditions established by the Stock Option Committee with respect to performance stock unit awards under the 1991 Plan are referred to as the "Long-Term Performance Plan", and the 1991 Plan and the Long-Term Performance Plan are referred to collectively as the "Plans".) Those amendments limited the total number of shares that can be awarded to an employee under the 1991 Plan during the five year period beginning January 1, 1994 and ending December 31, 1998 to 10% of the shares authorized by shareholders for issuance under the Plan, and further limited the maximum number of Performance Shares payable to an employee for a given performance cycle.

     Following an analysis of the compensation practices of a peer group of fifteen companies, including the Company's two principal domestic competitors, the Plans were further amended by the Board earlier this year, subject to stockholder approval, in order to maintain a competitive performance-based compensation program to change the maximum number of Performance Shares payable to an employee for a given performance cycle, and to establish a new five year period. Accordingly, the Board recommends that the shareholders (a) approve these amendments (as described below) and (b) re-approve the list of performance goals originally approved by the shareholders in 1994 so that the Company can continue to claim a tax deduction for compensation paid under the Plans.

     DISCUSSION OF AMENDMENTS AND PERFORMANCE GOALS. As amended, the Plans provide that:

          (i) no more than ten percent of the total number of shares approved by the stockholders for distribution under the 1991 Plan in connection with the grant of stock options, performance stock units, stock appreciation rights, limited stock appreciation rights and reload options may be granted to any employee during the five fiscal years beginning January 1, 1997 and ending December 31, 2001 (as such number may be adjusted for future increases in the number of shares reserved and available for issuance under the 1991 Plan and for changes in corporate structure or capitalization affecting Common Stock);

          (ii) the maximum amount payable to an employee in Performance Shares upon achievement of the corporate performance goal or goals applicable to performance cycles established after January 1, 1997 under the Long-Term Performance Plan, shall be determined by multiplying (x) the number of Performance Shares awarded at the beginning of the cycle by (y) the actual performance level (not to exceed 150%) attained at the end of the cycle; and that the number of Performance Shares awarded at the beginning of a cycle shall be determined by dividing an amount (expressed as a percentage -- not to exceed 150% -- of the employee's base salary, or the average base salary or midpoint of the salary range of a class of employees, fixed at the time of the award) by the then fair market price of Common Stock; and

          (iii) the corporate performance goals applicable to the Long-Term Performance Plan shall be established with respect to one or more of the following: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization.

PLAN DESCRIPTION

     GENERAL. The 1991 Plan provides for the award of stock options, including, as described below, Reload Options, stock appreciation rights ("SARs"), limited stock appreciation rights ("LSARs"), restricted stock units ("Restricted Stock Units") and performance stock units ("Performance Stock Units") to employees, and for the automatic grant of stock options (and related SARs and LSARs) to nonemployee directors. No awards may be granted on or after May 15, 2001, except that Reload Options may be granted on or after such date, provided that no Reload Option shall be exercisable later than the date on which an option granted prior to May 15, 2001 could be exercised. The Stock Option Committee (a committee of nonemployee directors) determines the persons to receive awards under the Plans and the number of shares to be subject to each award.

     Shares of stock which are attributable to options and other awards which expire or are otherwise terminated, cancelled or surrendered, will be available for issuance in connection with future grants or awards under the Plans.

     Approximately 1,785 executives, including the named executive officers, were eligible to participate in the 1991 Plan and approximately 90 executives were eligible to participate in the Long-Term Performance Plan in

1996, and would continue to be eligible under those Plans, as amended. If the 1991 Plan, as amended, had been in effect with respect to fiscal year 1996, the number of Performance Shares awarded in 1996 would have increased by approximately 150,000 shares and, although not mandated by the subject amendment, the Company would have reduced the number of options granted by two million shares in order to adjust for the increased number of Performance Shares awarded.

     The Board of Directors will retain the authority to amend, alter, or discontinue the 1991 Plan and the Long-Term Performance Plan, as amended.

     STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND LIMITED STOCK APPRECIATION RIGHTS. Options granted under the 1991 Plan may be either incentive stock options or nonqualified stock options. No stock option can be granted at an exercise price of less than 100% of fair market value on the day the stock option is granted.

     An option must be exercised within ten years after the date of grant (or, if less, within five years after retirement) and is exercisable on and after the first anniversary of the grant to the extent of not more than 40% of the number of shares covered by the option, on and after the second anniversary of the grant to the extent of not more than 70% thereof, and on and after the third anniversary of the grant to the extent of 100% thereof. The exercise price may be paid in cash or by delivery of Common Stock. Tax withholding obligations related to exercise may be paid by a reduction in the number of shares received. The 1991 Plan as amended in 1994 with shareholder approval establishes a limit of ten percent of the total number of shares approved by the shareholders for distribution thereunder on the aggregate number of shares with respect to which stock options and other awards may be granted to any employee during the five fiscal years beginning January 1, 1994 and ending December 31, 1998 (as such number may be adjusted for future increases in the number of shares reserved and available for issuance under the 1991 Plan and for changes in corporate structure or capitalization affecting Common Stock).

     The Stock Option Committee may determine with respect to an option grant that if an option holder surrenders shares of Common Stock owned by him or her for a minimum of six months in payment of the exercise price of an option, then, concurrent with such surrender, the option holder, subject to the availability of shares and other restrictions, will be entitled to receive a new stock option (a Reload Option) covering a number of shares of Common Stock equal to the number so surrendered. Under the 1991 Plan as currently administered, Reload Options may not be granted in connection with the exercise of a Reload Option. A Reload Option may be exercised (i) at the fair market price of such shares on the date of such surrender, (ii) six months after the date of grant, and then only for the remaining term of the original option, and (iii) only while the fair market value of Common Stock is at least 25% higher than on the date of grant of the Reload Option.

     Stock options granted under the 1991 Plan are not transferable except by will or the laws of descent and distribution unless otherwise determined by the Stock Option Committee, and may be exercised only by the option holder during his or her lifetime. If the employment of an option holder terminates by reason of permanent total disability, retirement, or at or after age 55 under circumstances which the Stock Option

Committee deems equivalent to retirement, the option is exercisable for five years (or such shorter period as the Stock Option Committee determines) after such a termination of employment, but not beyond the term of the option, to the same extent it could be exercised if the option holder had continued to be employed (or to such greater or lesser extent as the Stock Option Committee may determine). If the employment of an option holder is terminated under mutually satisfactory circumstances, the Stock Option Committee, in its discretion, may grant to the option holder a period of one year (or such shorter period as the Stock Option Committee determines) from the date of termination, but not beyond the term of the option, to exercise the option to the same extent the option holder could if he or she had continued to be employed (or to such greater or lesser extent as the Stock Option Committee may determine). If an option holder dies while still employed or within the five-year or one-year periods referred to above, the legal representative of the option holder may exercise the option within one year (or such shorter period as the Stock Option Committee may determine) of the date of the holder's death, but not beyond the term of the option, to the same extent the option holder could if he or she had continued to be employed (or to such greater or lesser extent as the Stock Option Committee may determine).

     The 1991 Plan also authorizes the Stock Option Committee to grant SARs, LSARs or both to participants. Each SAR or LSAR may relate to and be associated with a specific option or may be freestanding. In the case of a SAR or LSAR that is related to an option, such SAR or LSAR may be granted either at the time of grant of such option or, if related to a nonqualified stock option, at any time thereafter. A SAR related to an option is exercisable only to the extent the related option is exercisable. A LSAR is exercisable only during the 60-day period following a Change in Control (as defined below) of the Corporation. Upon the exercise of a SAR, the holder is entitled to receive from the Corporation, without the payment of any cash (except for any applicable withholding taxes), an amount equal to (i) the excess of (x) the per share fair market value of the Common Stock on the date of such exercise over (y) the price specified in the SAR on the date of grant or, in the case of a SAR related to an option, the option price of any related option times (ii) the number of shares in respect of which such SAR shall have been exercised. Any payment with respect to a SAR will be made in cash or Common Stock or partly in cash and partly in Common Stock, as the Stock Option Committee determines. Any payment with respect to a LSAR will be made solely in cash. On the exercise of a SAR or LSAR related to a stock option, the related stock option, or the portion thereof in respect of which such SAR or LSAR is exercised, terminates and, similarly, on the exercise of a stock option related to a SAR or LSAR, such SAR or LSAR, or such portion thereof in respect of which such stock option is exercised, terminates.

     CHANGE IN CONTROL. In the event of a Change in Control (as defined below),
(i) all options and SARs will become fully exercisable and vested (provided that SARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to exercise), (ii) LSARs will be exercisable during the 60-day period following the Change in Control (provided that LSARs held by executive officers and directors must, except in the event of death or disability, be held for at least six months prior to a Change in Control), (iii) any participant terminated by the Corporation within two years immediately following a Change in Control will be permitted to exercise any option, SAR or LSAR for a period of three months after such termination or until the stated term thereof, whichever is shorter. Upon the exercise of a LSAR, the holder is entitled to receive an amount equal to (i) the Change in Control Stock Appreciation (as defined below) times (ii) the number of shares in respect of which such LSAR shall have been exercised.

     A Change in Control is deemed to have occurred if (i) any person becomes the owner of 20% or more of the combined voting power of the Corporation's then outstanding securities (unless the 20% threshold is crossed due to an acquisition of securities directly from the Corporation); (ii) during any two-year period the majority of the membership of the Board, subject to certain conditions, ceases for any reason to constitute a majority of the Board; (iii) the stockholders approve a merger of the Corporation with any other corporation (other than a merger which would result in the voting securities of the Corporation continuing to represent, in combination with voting securities held by any employee benefit plan of the Corporation, at least 80% of the combined voting power of the Corporation or the surviving entity outstanding immediately after such merger); or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale of substantially all its assets. The Change in Control Stock Appreciation to be received in settlement of LSARs with respect to any share of Common Stock will be an amount equal to the excess, if any, of (i) the higher of (x) the market value of such share on the date the LSAR is exercised or (y) the highest price paid, or its equivalent, for shares of Common Stock in the transaction constituting the Change in Control or, in the case of a Change in Control resulting from a change in the membership of the Board, the average of the closing price of the Common Stock for the 30-day period prior to such Board Change in Control, over (ii) the price specified in the LSAR on the date of grant or, in the case of a LSAR related to an option, the price specified in the related option.

     RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS. Each Restricted Stock Unit or Performance Stock Unit represents the right to receive one share of Common Stock. The Stock Option Committee determines the number of Units to be covered by each award. If the Stock Option Committee so determines at the time of award, a participant may be credited with an amount equal to the amount of cash dividends ("dividend equivalents") that would have been paid to the participant if one share of Common Stock for every Unit held by the participant had been issued to such participant at the time of such dividend, payable in such form as the Stock Option Committee shall determine. Restricted Stock Units are restricted as to transfer and subject to cancellation during a specified period or periods. Performance Stock Units are restricted as to transfer and subject to cancellation during the period prior to the achievement of performance objectives and, in some cases, assessment of individual performance, as determined by the Stock Option Committee. Each award is subject to such terms and conditions, including the lapse of restrictions, as determined by the Stock Option Committee. During the period of restriction, the recipient has no rights as a stockholder. To the extent restrictions with respect to any Restricted Stock Unit award lapse or performance objectives with respect to any Performance Stock Unit award are attained, shares of Common Stock with respect to such vested Units will be issued to the participant free of all restrictions and the dividend equivalents with respect to such shares will be delivered to the participant. The Stock Option Committee has the discretion to accelerate the lapse of restrictions (including restrictions relating to the attainment of performance objectives; provided, however, that the Plan eliminates such discretion to the extent that the ability to exercise such discretion would cause the Performance Stock Unit to fail to qualify as other performance based compensation under Section 162(m) of the Internal Revenue Code). Termination of employment prior to the lapse of restrictions causes a cancellation of the unvested portion of any Restricted Stock Unit award and Performance Stock Unit award. To date, no Restricted Stock Units have been awarded under the Plan. See footnote 1 to the above table relating to Long-Term Incentive Plan awards in 1996 in the form of Performance Shares.

     Under the Long-Term Performance Plan as amended in 1994 with shareholder approval, Performance Share awards to executives may only vest subject to the attainment of performance targets established (and certified as having been achieved) by the Stock Option Committee. These performance targets must be based upon one or more of the following specific performance goals: quality, customer satisfaction, profitability, net margin as a percentage of revenue, return on sales, return on capital, breakeven, productivity, and/or debt to capitalization. Awards to such executives under the Plan as amended in 1994 are established by the Stock Option Committee and may not exceed (but, at the discretion of the Stock Option Committee may be less than) a number of Performance Shares determined by dividing a percentage (not to exceed 80%) of the employee's base salary (or the average base salary or midpoint of the salary range of a class of employes) by the fair market value of the Common Stock at the beginning of the performance cycle. Fifty percent (or such lesser percentage as the Stock Option Committee shall determine) of such Performance Shares shall become vested upon the attainment of such threshold level of performance as the Stock Option Committee shall determine at the beginning of the cycle, and up to a maximum of 125% of such number of Performance Shares shall become vested if actual performance against the stated targets equals or exceeds the maximum performance target established by the Stock Option Committee.

     NONEMPLOYEE DIRECTORS. Each nonemployee director who is elected or reelected by the stockholders at any annual or special meeting of stockholders, is to receive, as of the date of each such election or reelection, an option, together with a related SAR and related LSAR, covering 3,000 shares of Common Stock. The maximum number of shares as to which options (and related SARs and LSARs) may be granted to any nonemployee director under the 1991 Plan is 45,000 shares. An option and related SAR is exercisable by a nonemployee director in accordance with the vesting provisions described above, provided that the holder has been in the service as a director of the Corporation continuously since the grant of the award. A LSAR is exercisable by a nonemployee director during the 60-day period following a Change in Control of the Corporation. The requirement of continuous service as a director does not apply if service as a director has been terminated by reason of retirement, permanent total disability or death, and may not apply if service as a director has been terminated under mutually satisfactory circumstances or under circumstances equivalent to retirement, in which event options (and related SARs and LSARs) are exercisable by the director for the same periods and to the same extent to which awards held by employees are exercisable. All additional provisions of the Plan apply to stock options, SARs and LSARs granted to nonemployee directors to the extent not inconsistent with provisions of the Plan expressly governing awards to nonemployee directors or Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act").

     TERMINATION AND AMENDMENT. The Board may amend, suspend or terminate the Plans and the Stock Option Committee may amend or alter the terms of any award or any agreement relating thereto at any time, but no such action may affect or in any way impair the rights of a participant under any award previously granted without such participant's consent. No amendment may, without stockholder approval (to the extent required), increase the total number of shares which may be issued under the 1991 Plan or reduce the minimum purchase price for stock subject to options (other than in the case of adjustments to reflect future stock dividends or other relevant capitalization changes), change the class of employees eligible to participate in the Plan, extend the maximum period during which options may be exercised or extend the period during which options or other awards may be granted.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences of transactions under the 1991 Plan based on current federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Accordingly, a participant should consult a tax advisor with respect to the tax aspects of the 1991 Plan.

     Nonqualified Stock Options. In general, an optionee (i) will not be subject to tax at the time a nonqualified stock option (including a Reload Option) is granted and (ii) will include in ordinary income in the taxable year in which he exercises a nonqualified stock option an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon disposition of the Common Stock acquired upon exercise, appreciation or depreciation after the date ordinary income is recognized will be treated as capital gain (or loss). The Corporation generally will be entitled to a deduction in an amount equal to a recipient's ordinary income in the Corporation's taxable year in which or with which ends the taxable year of the optionee in which such optionee includes such amount in income.

     If the optionee pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the tax treatment of the exercise. Upon such exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to the Corporation, and shares received by the optionee, equal in number to the previously surrendered shares to the Corporation therefor, will have the same basis for capital gain purposes as the shares surrendered to the Corporation. Shares received by the optionee in excess of the number of shares surrendered to the Corporation will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized.

     Incentive Stock Options. No taxable income will be realized by an option holder upon the grant or exercise of an incentive stock option. If shares are issued to an option holder pursuant to the exercise of an incentive stock option granted under the 1991 Plan and if no disqualifying disposition of such shares is made by such option holder within two years after the date of grant or within one year after the receipt of such shares by such option holder, then (i) upon sale of such shares, any amount realized in excess of the exercise price of the incentive stock option will be taxed to such option holder as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Corporation. However, if shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price thereof, and
(ii) the Corporation will be entitled to deduct such amount. Any additional gain or loss recognized by the option holder will be taxed as a short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Corporation.

     If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the stock option will be treated as a nonqualified stock option. Subject to certain exceptions, an incentive stock option generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment.

     If the optionee pays the exercise price, in full or in part, with shares of previously acquired Common Stock, proposed Internal Revenue Service regulations would provide the following rules. If the shares surrendered in payment of the exercise price of an incentive stock option are "statutory option stock" (including stock acquired pursuant to the exercise of an incentive stock option) and if, at the date of surrender, the applicable holding period for such shares had not been met, such surrender will constitute a "disqualifying disposition" and any gain realized on such transfer will be taxable to the optionee, as discussed above. Otherwise, when shares of Common Stock are surrendered upon exercise of an incentive stock option, in general, (i) no gain or loss will be recognized as a result of the exchange, (ii) the number of shares received that is equal in number to the shares surrendered will have a basis equal to the shares surrendered and (except for purposes of determining whether a disposition will be a disqualifying disposition) will have a holding period that includes the holding period of the shares exchanged, and (iii) any additional shares received will have a zero basis and will have a holding period that begins on the date of the exchange. If any of the shares received are disposed of within two years of the date of grant of the incentive stock option or within one year after exercise, the shares with the lowest basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above.

     The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the option price generally will constitute an adjustment which would increase the option holder's "alternative minimum taxable income."

     Reload Options. The receipt of a Reload Option by a holder of an incentive stock option or a nonqualified stock option (including a Reload Option) who pays the exercise price in full or in part with shares of previously acquired Common Stock should not affect the tax treatment of the exercise (including the amount of ordinary income recognized upon exercise). An optionee will not be subject to the tax at the time a Reload Option is granted (except for any income recognized upon the exercise of a nonqualified stock option at the time of grant of the Reload Option). A Reload Option will constitute a nonqualified stock option for federal income tax purposes and will be taxed as such. The amount of any ordinary income recognized upon exercise of a Reload Option should be calculated as set forth above in "Nonqualified Stock Options."

     Stock Appreciation Rights and Limited Stock Appreciation Rights. No income will be realized by a recipient in connection with the grant of any SAR or LSAR. The recipient must include in ordinary income the amount of cash received upon the exercise of a SAR or LSAR. If the recipient receives shares of Common Stock upon the exercise of a SAR, the federal income tax treatment with respect to the receipt of such stock after such exercise will be identical to that applicable to Common Stock acquired pursuant to the exercise of a nonqualified option. The Corporation will be entitled to a deduction equal to the amount included in such participant's income by reason of the exercise of any SAR or LSAR in its taxable year in which or with which ends the taxable year of the grantee in which such income was recognized.

     Restricted Stock Units. A recipient of Restricted Stock Units should not be subject to taxation upon the grant of such units. Instead, the recipient generally will include in ordinary income an amount equal to the fair market value of the shares in the taxable year in which such units vest and the shares are issued to the participant. Dividend equivalents paid upon issuance of shares will be included in ordinary income upon receipt. With respect to the foregoing provisions, the Corporation generally will be entitled to a deduction in an amount equal to a recipient's ordinary income in the Corporation's taxable year in which or with which ends the taxable year of the recipient in which such recipient includes such amount in income.

     Performance Stock Units. A holder of Performance Stock Units will be taxed in the same manner as a holder of Restricted Stock Units.

     VOTE REQUIRED FOR APPROVAL. The affirmative vote of a majority of the votes cast is necessary to approve this proposal. If this proposal is not approved by the shareholders, then (i) no amounts will be paid under the Plans in a given taxable year to a person who is then a "covered employee" within the meaning of
Section 162(m) of the Internal Revenue Code to the extent that such person's compensation from the Company for that year exceeds the deduction limit of
Section 162(m), and (ii) after exhausting existing share authority, the Stock Option Committee will be unable to make further awards under the 1991 Plan.

     YOUR DIRECTORS RECOMMEND A VOTE FOR THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                       ITEM NO. 5 -- STOCKHOLDER PROPOSAL

     Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the owner of 250 Shares, has notified the Company that she intends to present the following proposal:

     "RESOLVED: That the stockholders of Chrysler, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

     In support of this proposal, Mrs. Davis has submitted the following statement:

     "REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. In 1995 the owners of 42,591,744 shares, representing approximately 19.06% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this resolution."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL. The Corporation's Board of Directors believes that cumulative voting for directors would not serve any useful purpose and would be contrary to the best interests of the Corporation and its shareholders.

     It is the responsibility of the Board of Directors to direct the business of the Corporation on behalf of all stockholders. This can best be achieved by the election of directors who represent the stockholders as a whole, without favoritism or allegiance to any particular group of stockholders. A provision for cumulative voting in the election of directors could result in, and indeed may encourage, the members of special interest groups cumulating their vote to elect a director or directors. Your Board believes that the representation of special interest groups would weaken, rather than strengthen, the Board's ability to represent stockholders as a whole and that the divisiveness and factionalism such representation might encourage could be detrimental to the Corporation.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                       ITEM NO. 6 -- STOCKHOLDER PROPOSAL

     The American Home Baptist Mission Society, P.O. Box 851, Valley Forge, PA 19482-0851, owner of 20,800 Shares, notified the Company that it intends to present the following proposal at the meeting:

                    "ENDORSEMENT OF THE CERES PRINCIPLES FOR
                      PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS WE BELIEVE:

Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

WHEREAS:

The coalition for Environmentally Responsible Economies (CERES) - which includes shareholders of this Company; public interest representatives, and environmental experts -- consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun [Sunoco], General Motors, H. B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitment to public environmental accountability. Fortune-500 endorsers say that benefits of working with CERES are public credibility; 'value-added' for the company's environmental initiatives;

     In endorsing the CERES Principles, a company commits to work toward:

1. Protection of the biosphere       5. Risk reduction             8. Informing the public
2. Sustainable natural resource use  6. Safe products & services   9. Management commitment
3. Waste reduction and disposal      7. Environmental restoration  10. Audits and reports
4. Energy conservation

[Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110, tel: 617/451-0927].

CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible with ISO 14000 certification.

Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike."

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL. The Company formally adopted a policy on environmental principles in 1992. The policy reflects the Company's commitment to the environment and its goal of integrating sound environmental practices, materials and technology into the Company's products and manufacturing processes. The policy's objectives include: resource conservation; pollution prevention; recycling improvements; efficient energy use; and continuous improvement.

     In furtherance of that policy, Chrysler's environmental staff conducts or oversees periodic audits of each operating unit to assess their environmental performance. The Company believes that such audits are effective in enabling management to identify areas of concern and prevent or remedy potential problems.

     Since many of the topics covered by the Proposal are already included in the extensive reports the Company is required to prepare under federal and state law, the Proposal would burden the Company with additional reporting obligations and their associated costs in connection with a mandatory annual CERES Report. The Company also believes that endorsing the CERES Principles would impose unnecessary costs on the Company by obligating it to pay an annual fee to CERES of $25,000.

     In summary, the Company believes that the costs and uncertainties associated with the Proposal outweigh any potential environmental benefits which might result from its adoption.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                       ITEM NO. 7 -- STOCKHOLDER PROPOSAL

     Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of 1,011 Shares has notified the Company that he intends to present the following proposal at the meeting:

     "I propose that the Officers and Directors consider the discontinuance of all options, rights, SAR's. etc. after termination of any existing programs. This does not include any programs for employees.

     Reasons: These increase benefits have failed to produce the claim that it adds to shareholder value and retains qualified personnel, simply because another firm can offer higher benefits. These programs reduce your equity at every redemption, increase administration costs of record keeping, and proxy space; as much as 29 pages were used by one company on these programs of self-benefits. Officers and directors are compensated enough to buy on the open market, just as you and I, if they are so inclined. Please vote YES and vote NO on nominees until they stop this practice.

     If officers filled out a daily work-sheet, what would the output show? Thank You!"

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL. As explained above in the Report on Executive Compensation, the Company's compensation program was structured with reference to a peer group of companies and with the assistance of an independent consulting firm. Programs within the peer group fairly represent the types of compensation the Company must be prepared to provide in order to attract and retain executives who can achieve the corporate objectives necessary to increase shareholder value.

     The peer group companies, as well as many others, utilize stock options or other equity-based forms of compensation to align the interests of executives and shareholders by directly linking compensation with share price. For example, by granting stock options to executives at fair market value, the Company places a portion of their total compensation "at risk" and incentivizes them to manage the business in a manner that increases shareholder value.

     The Company believes that its compensation program is structured appropriately and that implementation of this proposal would significantly impair its ability to attract and retain qualified executives.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                       ITEM NO. 8 -- STOCKHOLDER PROPOSAL

     Edward S. George, 89 Corning Hill, Glenmont, NY 12077, owner of 4,000 Shares, has notified the Company that he intends to present the following proposal at the meeting:

     "Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it Resolved: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut.

     The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it.

     The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one 'The check is in the mail', the New York State Legislature and certain elected officials to justify an increase in their salaries, and 'I'm from the government and I'm here to help."'

     YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL. The Company believes its dividend level provides an attractive return to shareholders. Following a reduction in 1991, the Company has increased its Common Stock dividend by 433%, including a 33% increase in 1996. As of December 31, 1996, its Common Stock dividend yield was 4.8%, more than twice the dividend yield of the S&P 500 Index. Further, the cumulative total shareholder return on Common Stock for the last five years was 551%, as shown above in the Performance Graph.

     The Company's ability to provide competitive compensation, including base salary increases and stock option grants, played a significant role in achieving that shareholder return. By offering competitive compensation, the Company was able to attract or retain the services of many of the executives now credited with producing that return.

     The Company believes that the proposal, which seeks to dictate dividend policy by imposing artificial limitations on executive compensation, would significantly impair the Company's ability to secure the services of executives with the ability to increase long-term shareholder value.

     YOUR PROXY WILL BE VOTED AGAINST THIS PROPOSAL IF IT IS PRESENTED AT THE MEETING, UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER MATTERS

     The Company, in the ordinary course of business, purchased materials, supplies and services from numerous suppliers throughout the world in 1996. Purchases were made from some concerns of which certain nonemployee directors are directors or officers. The Company does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other corporations or the interests of the nonemployee directors involved.

     Mr. Joseph E. Cappy, a Vice President of the Company, is the principal stockholder of, and made a loan of $1 million in 1994 to, an automobile dealership which was granted a franchise by the Company to sell Chrysler products. Mr. Cappy has agreed with the Company to certain restrictions which preclude his involvement in the management and operation of the dealership.

     The Company incurred expenses of approximately $727,210 in 1996 for advertising and related marketing activities with Black Enterprise magazine. Mr. Graves is the Chairman, Chief Executive Officer and sole stockholder of the magazine's ultimate parent company.

     Under marketing arrangements with MGM Grand Hotel, Inc. and New York-New York Hotel & Casino, LLC, the Company is entitled to vehicle displays, advertising space, and promotional packages at hotel complexes in Las Vegas, Nevada. In exchange, the Company provides those companies with the use of thirty-five vehicles, and five vehicles respectively. MGM Grand, Inc., whose principal stockholders are Kirk Kerkorian and Tracinda Corporation, is the sole stockholder of MGM Grand Hotel, Inc. and a partner of New York-New York Hotel & Casino, LLC. Mr. Aljian is a director of MGM Grand, Inc.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and beneficial owners of more than ten percent of its equity securities, to report changes in their ownership of such securities to the SEC on a timely basis. Mr. F. J. Castaing, an Executive Vice President, filed one form one month late reporting two charitable gifts, and Mr. A. C. Liebler, a Vice President, filed one form twelve days late reporting one transaction.

                           1998 STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered for inclusion in the proxy soliciting material for the Annual Meeting of Stockholders in 1998 must be received by Chrysler Corporation on or before December 12, 1997 and should be addressed to: William J. O'Brien, Vice President, General Counsel and Secretary, Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, MI 48326-2766.

                           GENERAL AND OTHER MATTERS

     Neither the Company nor the members of its Board of Directors intend to bring before the meeting any matters other than those referred to in the accompanying Notice. They know of no other matter to be presented at the meeting. However, if any other matters properly come before the meeting, the persons appointed as proxies in the enclosed form of proxy/voting instruction card intend to vote in accordance with their judgment.

                                             BY ORDER OF THE BOARD OF DIRECTORS,
                                                              William J. O'Brien
                                   Vice President, General Counsel and Secretary

April 11, 1997

                                                                          NOTICE
                                                                       OF ANNUAL
                                                                      MEETING OF
                                                                    STOCKHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT

                                                                   CHRYSLER LOGO

                                                                    MAY 15, 1997
                                                   ALL STOCKHOLDERS ARE
                                                   REQUESTED
                                                   TO DATE, SIGN AND RETURN
                                                   PROMPTLY
    (LOGO)                                         THE ENCLOSED PROXY.

recycled paper

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS YOU SPECIFY BELOW. IF YOU DO NOT SPECIFY OTHERWISE, THE PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR ITEMS 2 THROUGH 4 AND AGAINST ITEMS 5 THROUGH 8.

------------------------------------------------------------------------------------------------------------------------------------
             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1-4.
------------------------------------------------------------------------------------------------------------------------------------
                 FOR      WITHHELD                        FOR        AGAINST      ABSTAIN                  FOR     AGAINST   ABSTAIN
1. Election of   [ ]        [ ]     2. Appointment of     [ ]          [ ]          [ ]    4. Amendment    [ ]       [ ]        [ ]
   Directors                           Independent Public                                     of Stock
   (See Reverse)                       Accountants.                                           Compensation Plan
                                                                                              and Related
                                                                                              Performance Plan.

For, except vote withheld from      3. Amendment of       [ ]          [ ]          [ ]
the following nominee(s):              Performance-
                                       Based Compensation
______________________________         Plans.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                           ----------------------------------------
                                                                                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                                           AGAINST ITEMS 5 - 8
                                                                                           ----------------------------------------
                                                                                                          FOR     AGAINST   ABSTAIN
                                                                                           5. Proposal    [ ]       [ ]       [ ]
                                                                                              relating to
                                                                                              cumulative
                                                                                              voting.

                                                                                           6. Proposal    [ ]       [ ]       [ ]
                                                                                              relating to
                                                                                              the CERES
                                                                                              Principles.

                                                                                           7. Proposal    [ ]       [ ]       [ ]
                                                                                              relating to
                                                                                              officer and
                                                                                              director
                                                                                              compensation.

                                                                                           8. Proposal    [ ]       [ ]       [ ]
                                                                                              relating to
                                                                                              executive
                                                                                              compensation
                                                                                              and dividends.
SIGNATURE(S)__________________________________DATE_________________1997
NOTE: Please sign exactly as name appears hereon.  When signing as executor, administrator, trustee or the like please give full title.
                                                                                           ----------------------------------------



                         PROXY/VOTING INSTRUCTION CARD
                              CHRYSLER CORPORATION
                  THE BOARD OF DIRECTORS SOLICITS THIS PROXY.

The undersigned, whose signature appears on the reverse side, hereby appoints Robert J. Eaton, Robert A. Lutz, and Thomas G. Denomme, jointly and severally, proxies with full power of substitution to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of CHRYSLER CORPORATION on May 15, 1997, or adjournments thereof, on Items 1 through 8 as specified on the reverse side hereof (with discretionary authority under Item 1 to vote for a new nominee if any nominee has become unavailable) and on such other matters as may properly come before the meeting.

Nominees for Director:

Lilyan H. Affinito, James D. Aljian, Robert E. Allen, Joseph A. Califano, Jr., Thomas G. Denomme, Robert J. Eaton, Earl G. Graves, Kent Kresa, Robert J. Lanigan, Robert A. Lutz, Peter A. Magowan, John B. Neff and Lynton R. Wilson.

This card constitutes voting instructions for any shares held for the undersigned in the dividend reinvestment plan and/or in the employee savings and deferred pay plans.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, [SEE REVERSE SIDE], BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PERSONS APPOINTED ABOVE AS PROXIES CANNOT VOTE YOUR SHARES OR ANY SHARES HELD FOR YOU IN THE DIVIDEND REINVESTMENT PLAN UNLESS YOU SIGN AND RETURN THIS CARD.


[RECYCLED PAPER LOGO]     PRINTED ON RECYCLED PAPER         [SEE REVERSE SIDE]